UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

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SITEONE LANDSCAPE SUPPLY, INC.

(Name of Registrant as Specified In Its Charter)

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2017 PROXY STATEMENT

AND

NOTICE OF 2017 ANNUAL

MEETING OF STOCKHOLDERS

Tuesday, May 16, 2017

9:00 a.m. Eastern Time

Westin Atlanta Perimeter North Hotel

300 Colonial Center Parkway

Suite 600

Roswell, GA 30076

March 31, 2017

Dear Fellow Stockholders:

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of SiteOne Landscape Supply, Inc.

It is my pleasure to invite you to SiteOne Landscape Supply Inc.’s first Annual Meeting of Stockholders, to be held at the Westin Atlanta Perimeter North Hotel, 7 Concourse Parkway NE, Atlanta, GA 30328 on Tuesday, May 16, 2017, at 9:00 a.m., Eastern Time.

The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how our Board of Directors operates and provides compensation and other information about the management and Board of Directors of SiteOne Landscape Supply, Inc.

Whether or not you plan to attend the Annual Meeting, your vote is important and I hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, regardless of whether you attend in person. If you hold your shares in your own name and choose to attend the Annual Meeting, you may revoke your proxy and personally cast your votes at the Annual Meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow instructions from such firm to vote your shares.

Thank you for your ongoing support of SiteOne Landscape Supply, Inc.

Sincerely,

Doug Black

Chief Executive Officer

300 Colonial Center Parkway

Suite 600

Roswell, GA 30076

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

•	Date and Time: Tuesday, May 16, 2017, at 9:00 a.m. Eastern Time.

•	Place: Westin Atlanta Perimeter North Hotel, 7 Concourse Parkway NE, Atlanta, GA 30328

•	Record Date: March 17, 2017

•	Business To Be Conducted:

•	Elect the four Class I directors named in the accompanying proxy statement to serve until the 2020 Annual Meeting of Stockholders.

•	Hold a non-binding advisory vote to approve executive compensation.

•	Hold a non-binding advisory vote on the frequency of future advisory votes to approve executive compensation.

•	Ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the year ending December 31, 2017.

•	Transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT, “EVERY YEAR” FOR FUTURE SAY-ON-PAY FREQUENCY PROPOSALS ON EXECUTIVE COMPENSATION AND “FOR” EACH OF THE OTHER ABOVE PROPOSALS.

Admission: To attend the meeting in person, you will need to present a form of government-issued photo identification, and beneficial stockholders will need to present proof of beneficial stock ownership (see page 6 for acceptable proof of beneficial ownership) as of the record date.

Your vote is important. Please vote as soon as possible by using the Internet or by telephone or by signing and returning the proxy card.

L. Briley Brisendine
Executive Vice President, General Counsel and Secretary
Roswell, Georgia
March 31, 2017

2017 PROXY STATEMENT

We are providing this Proxy Statement in connection with the solicitation by the board of directors (the “Board” or “Board of Directors”) of SiteOne Landscape Supply, Inc. of proxies to be voted at our 2017 Annual Meeting of Stockholders and at any reconvened or rescheduled meeting following any adjournment or postponement. The Annual Meeting will be held at the Westin Atlanta Perimeter North Hotel on Tuesday, May 16, 2017, at 9:00 a.m. Eastern Time.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 16, 2017: This Proxy Statement is first being sent to stockholders on or about March 31, 2017. This Proxy Statement and our 2016 Annual Report on Form 10-K are available at http://www.astproxyportal.com/ast/20730.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

What are the proxy materials and why am I receiving them?

The accompanying proxy is delivered and solicited on behalf of the Board of Directors of SiteOne Landscape Supply, Inc., a Delaware corporation (referred to as “SiteOne,” the “Company,” “we,” “us,” or “our”), in connection with the Annual Meeting of Stockholders to be held at the Westin Atlanta Perimeter North Hotel, located at 7 Concourse Parkway NE, Atlanta, GA 30328, on Tuesday, May 16, 2017, at 9:00 a.m. Eastern Time. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under U.S. Securities and Exchange Commission (“SEC”) rules and is designed to provide you with information relevant to the voting of your shares at the Annual Meeting. The proxy materials include this Proxy Statement and our Annual Report for the year ended January 1, 2017.

All stockholders and beneficial owners may access the proxy materials at http://www.astproxyportal.com/ast/20730. In addition, this Proxy Statement and our 2016 Annual Report are available on our investor relations website located at http://investors.siteone.com/sec-filings. If you would like to receive a paper copy of our proxy materials, at no charge, please write to SiteOne Landscape Supply, Inc., c/o Briley Brisendine, Secretary, 300 Colonial Center Parkway, Roswell, Georgia 30076.

I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy?

We are sending only one copy of our proxy statement and annual report to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If your household received a single mailing this year and you would like to have additional copies of our proxy materials mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to in writing to SiteOne Landscape Supply, Inc., c/o Briley Brisendine, Secretary, 300 Colonial Center Parkway, Roswell, Georgia 30076.

You may also contact us in the same manner if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

What does it mean if I receive more than one set of printed proxy materials?

If you hold your shares in more than one account, you may receive a separate set of printed proxy materials, including a separate proxy card or voting instruction card, for each account. To ensure that all of your shares are voted, please vote by telephone or by Internet or sign, date, and return a proxy card or voting card for each account.

Who is entitled to vote at the Annual Meeting?

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is March 17, 2017. At the close of business on that date, we had 39,585,917 shares of common stock, par value $0.01 per share, issued and outstanding and entitled to be voted at the Annual Meeting held by approximately 17 stockholders of record. Each outstanding share of common stock is entitled to one vote. A list of stockholders entitled to vote at the Annual Meeting will be available in electronic form at the Annual Meeting and will be accessible in electronic form for ten days prior to the Annual Meeting at our headquarters, 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time.

By granting a proxy, you authorize the persons named as proxies to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the stockholder of record with respect to those shares and the proxy materials were provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals named as proxies on the proxy card in one of the manners listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares using the methods prescribed by your broker, bank or other nominee on the voting instruction card you received with the proxy materials. Like stockholders of record, beneficial owners are invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s, bank’s or other nominee’s procedures for obtaining a legal proxy from it, as the stockholder of record.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal 1:	The election of four nominees named in the proxy statement as Class I directors for a term expiring at the 2020 Annual Meeting of Stockholders.

•	Proposal 2:	A non-binding advisory vote to approve executive compensation.

•	Proposal 3:	A non-binding advisory vote on the frequency of future advisory votes to approve executive compensation.

•	Proposal 4:	The ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

•	To transact such other business as may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.

How does the board of directors recommend I vote on these proposals?

•	Proposal 1:	“FOR” each of the nominees named in the proxy statement as Class I directors for a term expiring at the 2020 Annual Meeting of Stockholders.

•	Proposal 2:	“FOR” the non-binding advisory vote to approve executive compensation.

•	Proposal 3:	For “EVERY YEAR” on the non-binding advisory vote on the frequency of future advisory votes to approve executive compensation.

•	Proposal 4:	“FOR” the ratification of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the year ending December 31, 2017.

•	At the discretion of Doug Black and Briley Brisendine, the persons designated as proxies on the proxy cards, either FOR, AGAINST or ABSTAIN with regard to any other business that may properly come before the Annual Meeting.

As of the date hereof, our board of directors is not aware of any other business to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock of the Company represented at the Annual Meeting in accordance with their judgment on those matters.

How many shares are needed to hold the Annual Meeting?

A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present.

What votes are required to approve each of the proposals?

•	Proposal 1—The nominees for Class I director will be elected by a plurality of the votes of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors, which means that the four nominees receiving the highest number of affirmative votes will be elected. In accordance with our second amended and restated by-laws (our “By-laws”), stockholders do not have the right to cumulate their votes for the election of directors.

•	Proposal 2—The non-binding advisory vote to approve executive compensation will be determined by the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, our Board of Directors and its Compensation Committee (the “Compensation Committee”) will consider the outcome of the vote when making future compensation decisions for our executive officers.

•	Proposal 3—The non-binding advisory vote on the frequency of future advisory votes to approve executive compensation will be determined by the affirmative vote on one of the three alternatives of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, our Board of Directors and its Compensation Committee will consider the choice that receives the most votes in making future decisions regarding the frequency of future advisory votes approving executive compensation.

•	Proposal 4—The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 will be determined by the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. We have already appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. In the event of a negative stockholder vote on the ratification, the Audit Committee of the Board (the “Audit Committee”) may reconsider its appointment of Deloitte & Touche LLP for 2017; in any event, the Audit Committee will consider the outcome of the vote for fiscal 2017 when making appointments of our independent registered public accounting firm in future years.

With regard to Proposal 1, stockholders may vote their shares “FOR” any or all of the nominees for director or may “WITHHOLD” their vote with respect to any or all of the nominees. With regard to Proposals 2 and 4, stockholders may vote “FOR” or “AGAINST” each proposal or may “ABSTAIN” from voting with regard to each proposal. With regard to Proposal 3, stockholders may vote “FOR” an advisory vote on the frequency of future votes to approve executive compensation every year (annually), every two years (biennially) or every three years (triennially) or may “ABSTAIN” from voting on the proposal.

What is a broker non-vote and what is discretionary voting authority?

If you are a street name holder of our common stock and do not provide voting instructions to your broker before the Annual Meeting, your broker may vote your shares on any matter on which your broker has discretionary authority to vote under the rules of the New York Stock Exchange (the “NYSE”). Brokers generally have discretionary authority to vote on “routine” matters but not on “non-routine” matters, as those terms are defined by NYSE rules. A “broker non-vote” occurs when a broker holding shares for a street name holder submits a valid proxy but does not vote on a particular proposal because the broker has not received voting instructions from the stockholder for whom it is holding shares and does not have discretionary authority to vote on the matter. Proposal 4, the ratification of the appointment of the independent registered public accounting firm, is considered a routine matter under the NYSE rules. The remaining proposals are classified as non-routine matters. Therefore, if you are a street name holder and do not provide voting instructions to your broker, your broker may only cast a vote with regard to the ratification of the appointment of the independent registered public accounting firm.

How are broker non-votes, votes withheld and abstentions counted?

Broker non-votes and shares that are withheld from voting in the election of directors or abstained from voting on other proposals will be counted as shares present for purposes of establishing a quorum. However, because brokers are not entitled to vote on “non-routine” matters, broker non-votes will not be counted in determining the total number of votes cast on the non-routine matters and therefore will have no effect on the approval of Proposals 1-3. There will be no broker non-votes with regard to Proposal 4. Shares that are withheld from voting in the election of directors and shares that are abstained from voting on other proposals will be counted as votes cast. Because a plurality vote is required for the election of directors (Proposal 1), withholding authority to vote with respect to one or more nominees for director will not affect the outcome of the election of directors in Proposal 1. Because the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting is required in order to approve Proposals 2, 3 and 4, shares that are voted to “ABSTAIN” on any of those proposals will have the effect of a vote against the proposal (in the case of Proposal 3, the effect of a vote against each of the three frequency alternatives). We encourage you to provide voting instructions to your broker or other nominee so that your shares will be voted at the Annual Meeting in accordance with your wishes.

Can I vote in person at the Annual Meeting?

For stockholders with shares registered directly in their names with AST, you may vote your shares in person at the Annual Meeting. For stockholders with shares registered in the name of a broker, bank or other nominee, you will need to obtain a legal proxy from the broker, bank or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote by proxy in advance. If you vote by Internet or by telephone, you do not need to return your proxy card. Voting in advance will not limit your right to vote at the Annual Meeting if you decide to attend in person.

What do I need to do to attend the Annual Meeting in person?

Attendance at the Annual Meeting will be limited to stockholders of the Company as of the record date (or their authorized representatives). Space for the Annual Meeting is limited, and admission will be on a first-come, first-served basis. All stockholders should be prepared to present a valid government-issued photo identification, such as a driver’s license or passport. Beneficial stockholders holding their shares through a broker, bank or other nominee will need to bring proof of beneficial ownership as of March 17, 2017, the record date, such as a recent brokerage account statement, the voting instruction card provided by their broker, bank or other nominee or similar evidence of ownership. Stockholders of record will be verified against an official list available at the registration area. We reserve the right to deny admission to anyone who cannot show sufficient proof of stock ownership as of the record date.

How do I vote by proxy?

There are three ways to vote by proxy:

(1)	By telephone—You can vote by telephone by calling 1-800-PROXIES (1-800-776-9437);

(2)	By Internet—You can vote over the Internet at www.voteproxy.com; or

(3)	By mail—You can vote by mail by completing, signing, dating and mailing the enclosed proxy card.

If your shares are held in the name of a broker, bank or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If you vote by telephone or by the Internet, you do not need to send in a proxy card or voting instruction form. The deadline for telephone and Internet voting is 11:59 p.m. Eastern Time on May 15, 2017.

The giving of a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

How will my proxy be voted?

Proxies are being solicited on behalf of our Board of Directors for use at the Annual Meeting. All valid proxies that are not revoked will be voted as specified by the stockholders. In the absence of instructions, the shares of the common stock represented by valid proxies will be voted “FOR” the election of the four persons named in this Proxy Statement as nominees for director of the Company, “FOR” the proposal regarding the advisory vote approving executive compensation, “FOR EVERY YEAR” on the non-binding advisory vote on the frequency of future advisory votes approving executive compensation, and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

How do I change or revoke my proxy?

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.

Who will count and certify the votes?

Representatives of AST and the staff of our corporate secretary and investor relations offices will count the votes and certify the election results.

When and where will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment as soon as they become available.

What happens if the Annual Meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy at any time until it is voted.

Who pays for the cost of proxy preparation and solicitation?

The accompanying proxy is solicited by our Board of Directors. AST will assist us in the distribution of proxy materials and provide voting and tabulation services for the Annual Meeting. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.

GOVERNANCE

PROPOSAL 1: ELECTION OF DIRECTORS

Our stockholders will be asked to consider the following four individuals, all of whom are currently serving on our board of directors, to serve as Class 1 directors for a three-year term until the 2020 Annual Meeting of Stockholders and until their successors have been elected and qualified, subject to their earlier death, resignation, retirement, disqualification or removal from office:

Name	Position with SiteOne
William W. Douglas, III	Director
Michael J. Grebe	Director
Jeri L. Isbell	Director
David H. Wasserman	Director

The relevant experiences, qualifications, attributes and skills of each nominee that led our board of directors to recommend him or her as a nominee for director are described in the section entitled “The Board of Directors—Nominees for Director and Continuing Directors” below. The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the Annual Meeting.

All of the nominees have indicated their willingness to serve, if elected. However, if any nominee should be unable or unwilling to serve, the Board of Directors may designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee. Alternatively, the Board may allow the vacancy to remain open until a suitable candidate is located and nominated or may adopt a resolution to decrease the authorized number of directorships.

The Company did not receive any stockholder nominations for director. Proxies cannot be voted for more than the number of nominees named in this Proxy Statement.

Required Vote

Director nominees are elected by a plurality of the votes cast at the Annual Meeting, meaning that the four director nominees receiving the highest number of affirmative votes will be elected.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends that you vote “FOR” each of the nominees named above for election as a director.

THE BOARD OF DIRECTORS

Board Structure

The Board of Directors of the Company currently consists of ten directors. Our amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. At each annual meeting of stockholders, the successors of the directors whose terms expire at that meeting are elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election, subject to rights granted pursuant to the amended stockholders agreement (discussed below). We have four directors in Class I and three directors in each of Class II and Class III. The terms of the directors in Classes I, II and III expire at the annual meetings in 2017, 2018 and 2019, respectively.

The number of members of the Board of Directors is fixed by resolution adopted from time to time by the Board, but in no event may be less than one. Subject to the terms of the stockholders agreement described below, any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. A director elected to fill a vacancy or a newly created directorship shall hold office until the annual meeting at which his or her term expires and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal from office.

Principal Stockholders’ Director Designation Rights

Two stockholders, an affiliate of Clayton, Dubilier & Rice, LLC (“CD&R”) (the “CD&R Investor”), and Deere & Company (“Deere”) together own approximately 43% of our outstanding common stock as of March 17, 2017. See “General Information—Stock Ownership.” We, the CD&R Investor and Deere are parties to a stockholders agreement which gives the CD&R Investor and Deere the right to exercise significant influence over all matters requiring stockholder approval, including the proposals for this Annual Meeting.

Among other rights, the stockholders agreement gives each of the CD&R Investor and Deere the right to designate nominees for our Board of Directors, whom we refer to as the CD&R Designees and the Deere Designees, respectively, subject to the maintenance of specified stock ownership requirements. The CD&R Investor and Deere currently have the right to nominate two directors and one director, respectively, to our ten-person Board. Pursuant to the stockholders agreement, the CD&R Investor and Deere have agreed to vote in favor of one another’s designees to our Board of Directors. With respect to any vacancy of a CD&R Designee or a Deere Designee, the CD&R Investor and Deere, respectively, have the right to designate a new director for election by a majority of the remaining directors then in office. A CD&R Designee will serve as the Chairman of our Board of Directors as long as the CD&R Investor owns at least 25% of the outstanding shares of our common stock. As a result of these director designation rights, the CD&R Investor and Deere are able to assert significant influence over our board of directors and certain corporate actions. See “General Information—Certain Relationships and Related Party Transactions.”

Controlled Company

Upon the completion of our initial public offering in May 2016, the CD&R Investor and Deere controlled a majority of the voting power of our common stock. We therefore were a “controlled company” within the meaning of the NYSE listing standards and so were not required to comply with certain NYSE director independence standards and other requirements.

Following our completion of a secondary offering of common stock that closed on December 5, 2016, the CD&R Investor and Deere no longer control a majority of the voting power of our outstanding common stock. Accordingly, as of such date we were no longer a “controlled company.” Consequently, the NYSE rules require that (i) we have a majority of independent directors on our Board of Directors before December 5, 2017; (ii) we have a majority of independent directors on each of the Compensation Committee and the Nominating and Corporate Governance Committee, which we comply with, (iii) the Compensation Committee and the Nominating and Corporate Governance Committee be composed entirely of independent directors by December 5, 2017; and (iv) we perform an annual performance evaluation of the Compensation Committee and the Nominating and Corporate Governance Committee. During this transition period, we may continue to utilize the available exemptions from certain corporate governance requirements as permitted by the NYSE rules.

The “controlled company” exception does not modify the audit committee independence requirements of SEC Rule 10A-3 and the NYSE rules. These rules permit one member of our Audit Committee not to be an independent director until May 11, 2017, at which time all members of the Audit Committee must be independent directors. Kenneth A. Giuriceo, who is not an independent director, currently serves on our Audit Committee but has notified the Company that he is resigning from that committee effective April 28, 2017. The Board has appointed Mr. Grebe, an independent director, to the Audit Committee, effective April 28, 2017. The Board determined that Mr. Giuriceo’s service on the Audit Committee did not materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of those rules. The Audit Committee will be composed entirely of independent directors as of April 28, 2017. See “The Board of Directors—Board Committees.”

Director Qualifications and Selection of Nominees

Our Corporate Governance Guidelines provide that, subject to the requirements of the stockholders agreement, the Nominating and Corporate Governance Committee will identify and recommend director nominees to the Board, including candidates to fill any vacancies that may occur on the Board. When evaluating director candidates, the Nominating and Corporate Governance Committee considers, in view of the needs of the Board at the time, factors such as business and professional experience, reputation for integrity, judgment, diversity, age, skills, background and demonstrated commitment to full participation on the Board and its committees. Each director candidate is carefully evaluated to ensure that other existing and planned future commitments will not materially interfere with his or her responsibilities as a director of our Company. Our director nominee biographies below highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee and the Board in concluding that the nominee should serve as a director of the Company.

The Board seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise relevant to our business with a reputation for integrity. The Board believes that a variety of viewpoints contribute to a more effective decision-making process. While the Nominating and Corporate Governance Committee does not have a formal policy with regard to diversity, the Nominating and Corporate Governance Committee considers diversity in identifying director nominees, including personal characteristics such as race, gender, age and cultural background. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity through its periodic evaluation of the Board’s composition.

The Nominating and Corporate Governance Committee may use a variety of sources to identify candidates, including recommendations from current directors and members of management, consultants, search firms, discussions with other persons who may know of suitable candidates, and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, interviews with the committee as a whole, one or more members of the committee, or one or more other Board members, and discussions of the committee and the full Board. Based on the recommendation of the Nominating and Corporate Governance Committee, the board of directors nominated W. Roy Dunbar, Michael J. Grebe and Jeri L. Isbell as new directors of the Company subsequent to the completion of our initial public offering. Mr. Dunbar and Ms. Isbell were recommended to the Nominating and Corporate Governance Committee by current members of the Board. Mr. Grebe was introduced to the Board by a member of senior management.

The Nominating and Corporate Governance Committee considers stockholder proposed director candidates on the same basis as recommendations from other sources. Stockholders who want to recommend a director candidate to the Nominating and Corporate Governance Committee may do so by submitting the name of the prospective candidate in writing to the following address: 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary. Submissions should describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable director nominee. Our By-laws set forth the requirements for direct nomination by a stockholder of persons for election to the Board of Directors. These requirements are described under “General—Stockholder Proposals and Nominations for Director at the 2018 Annual Meeting.”

Nominees for Director and Continuing Directors

Set forth below is information relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and the reasons the Nominating and Corporate Governance Committee and the Board of Directors believe that each individual is a valuable member of the Board of Directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The age of each individual below is as of March 31, 2017.

Class I—Nominees Whose Term Expires in 2020

Name	Age	Principal Occupation and Other Information
William (Bill) W. Douglas, III	56	William (Bill) W. Douglas, III has served as one of our directors since April 2016. Mr. Douglas retired as Executive Vice President of Coca-Cola Enterprises, Inc. (“CCE”), one of the largest independent bottlers for The Coca-Cola Company that operates across seven countries in Europe, in June 2016. He served as Executive Vice President, Supply Chain at CCE until April 2015. Prior to that, he was Executive Vice President & Chief Financial Officer of CCE from May 2008 to October 2013, Senior Vice President and Chief Financial Officer of CCE from May 2005 to May 2008, and Vice President, Controller and Principal Accounting Officer from July 2004 until May 2005. Prior to joining CCE, Mr. Douglas served as Chief Financial Officer of Coca-Cola HBC, one of the largest bottlers of non-alcoholic beverages in Europe. He currently serves on the boards of Coca-Cola Hellenic and The North Highland Company. Mr. Douglas received a degree in Accounting from the J.M. Tull School of Accounting at the University of Georgia. Mr. Douglas’ extensive executive, financial reporting, mergers and acquisitions, and supply chain experience qualify him to serve on our Board of Directors.

Michael J. Grebe	59	Michael J. Grebe was appointed by our Board of Directors on March 23, 2017. He was Chairman of the Board and Chief Executive Officer of Interline Brands, a leading wholesale distributor and direct marketer of maintenance, repair and operations products, serving as CEO from 2002 to 2016 and Chairman of the Board from 2007 to 2015. Interline Brands was acquired by The Home Depot in August 2015. Prior to joining Interline, Mr. Grebe served in leadership roles with Airgas, Inc., where he was a Group Vice President, and with IPCO Safety, Inc., where he was President. He currently serves as an Advisory Director to Berkshire Partners, a Boston-based private equity firm. Mr. Grebe is also a director of SRS Distribution, Inc., Access Information Management, Inc. and Sterling Talent Solutions. He earned a bachelor’s degree in business administration from the University of Michigan and served as a U.S. Naval Officer. Mr. Grebe’s extensive executive and capital markets experience as a

		chief executive officer of a public company, as well as his operational expertise with wholesale and distribution businesses, qualify him to serve on our Board of Directors.

Jeri L. Isbell	59	Jeri L. Isbell has served as one of our directors since October 2016. Ms. Isbell was Vice President of Human Resources and Corporate Communications for Lexmark International, Inc., a manufacturer of imaging and output technology and provider of enterprise services, a position she held from 2003 until her retirement in December 2016. Prior to that, Ms. Isbell held a number of leadership positions at Lexmark, including Vice President, Compensation and Employee Programs and Vice President, Finance and U.S. Controller. Prior to joining Lexmark in 1991, Ms. Isbell held various positions at IBM. Ms. Isbell currently serves on the board of directors of Atkore International Group Inc. Ms. Isbell holds a B.B.A. in Accounting from Eastern Kentucky University and an M.B.A. from Xavier University. She is a certified public accountant. Ms. Isbell’s human resources and communications leadership positions provide our Board with insight into key issues and market practices in these areas for public companies.

David H. Wasserman	50	David H. Wasserman has served as one of our directors since December 2013. Mr. Wasserman has been with CD&R for 18 years and is a member of CD&R’s Management and Investment Committees. Mr. Wasserman is currently a director at Univar Inc., TRANZACT and Solenis International L.P. He previously served on the boards of Kinko’s, Inc., Covansys Corporation, Culligan Ltd., Hertz Global Holdings, Inc., ServiceMaster Global Holdings, Inc. and ICO Global Communications (Holdings) Limited. Before joining CD&R, Mr. Wasserman worked in the Principal Investment Area at Goldman, Sachs & Co. and as a management consultant at Monitor Company. He is a graduate of Amherst College and holds an M.B.A. from Harvard Business School. Mr. Wasserman’s extensive knowledge of the capital markets, experience as a management consultant and experience as a director of other distribution businesses with nationwide locations give him beneficial insight into our capital and liquidity needs in addition to our challenges, opportunities and operations and qualify him to serve on our Board of Directors.

Class II—Continuing Directors Whose Term Expires in 2018

Name	Age	Principal Occupation and Other Information
Doug Black	52	Doug Black has served as SiteOne’s Chief Executive Officer since April 2014. Prior to joining SiteOne, Mr. Black was President and Chief Operating Officer of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 18-year career with Oldcastle, Mr. Black led the company’s entry into building products distribution and then held several senior leadership roles, including Chief Operating Officer and Chief Executive Officer of Oldcastle Architectural Products and Chief Operating Officer and Chief Executive Officer of Oldcastle Materials. Prior to Oldcastle, Mr. Black’s business career began at McKinsey & Company in 1992 where he led strategy, sales force effectiveness and plant improvement projects in the telecommunications, airline, lumber, paper and packaging industries. While serving as a U.S. Army Engineer Officer from 1986 to 1990, he completed construction projects in the Southeastern U.S., Central America and South America. Mr. Black earned an M.B.A. from Duke University’s Fuqua School of Business as a Fuqua Scholar and a B.S. in Mathematical Science/Civil Engineering from the U.S. Military Academy, West

		Point, where he was an AP all-American fullback and NCAA Scholar Athlete. Mr. Black’s intimate knowledge of our day-to-day operations as Chief Executive Officer, his prior role as a management consultant and his extensive experience working in our industry qualify him to serve on our Board of Directors.

Paul S. Pressler	60	Paul S. Pressler has served as Chairman of the Board of Directors since December 2013. Mr. Pressler joined CD&R in 2009 and is currently Chairman of David’s Bridal, Inc. and served as Chairman of AssuraMed Holding, Inc. from 2010 to 2013. From 2002 to 2007, Mr. Pressler served as President and Chief Executive Officer of Gap Inc. Previously, he spent 15 years in senior leadership roles with The Walt Disney Company, including Chairman of the global theme park and resorts division, President of Disneyland and President of The Disney Stores. Mr. Pressler serves on the boards of The DryBar, Inc., eBay Inc. and Drive DeVilbiss Healthcare. He holds a B.S. in Business Economics from the State University of New York at Oneonta. Mr. Pressler’s extensive executive and financial experience and experience as a director of other businesses qualify him to serve on our Board of Directors.

Jack L. Wyszomierski	61	Jack L. Wyszomierski has served as one of our directors since April 2016. From June 2004 to June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski currently serves on the Board of Directors of Athersys, Inc., Exelixis, Inc. and Xoma, Ltd. He previously served on the Board of Directors of Unigene Laboratories, Inc. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Mr. Wyszomierski’s extensive executive, financial reporting and accounting experience, and his service as a director and audit committee member of other public companies, qualify him to serve on our Board of Directors.

Class III—Continuing Directors Whose Term Expires in 2019

Name	Age	Principal Occupation and Other Information
W. Roy Dunbar	55	W. Roy Dunbar was appointed by our Board of Directors on March 3, 2017 to fill the vacancy in Class III resulting from the resignation of John Lagemann, a Deere Designee, on that date. He was Chairman of the Board of Network Solutions, a technology company and web service provider, and was the Chief Executive Officer from January 2008 until October 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Prior to MasterCard, Mr. Dunbar worked at Eli Lilly and Company for 14 years, serving as President of Intercontinental Operations, and earlier as Chief Information Officer. He currently serves as a member of the board of directors of Humana and previously served on the boards of Lexmark International and iGate. Mr. Dunbar was named to NACD Directorship 100 in 2015. He is a graduate of Manchester University in the United Kingdom and holds an M.B.A. from

		Manchester Business School. Mr. Dunbar’s strong leadership skills, service as a director and compensation committee member of other public companies and deep experience across a number of functional disciplines, including the application of information technology across different business sectors, qualify him to serve on our Board of Directors.

Kenneth A. Giuriceo	43	Kenneth A. Giuriceo has served as one of our directors since December 2013. Mr. Giuriceo has been with CD&R for 14 years. He leads or co-leads CD&R’s investments in SiteOne, David’s Bridal, Inc., Healogics Holding Corp., High Ridge Brands and TruGreen Holding Corporation, as he did with the investments in Envision Healthcare Holdings, Inc., Sally Beauty Holdings, Inc. and ServiceMaster Global Holdings, Inc. Prior to joining CD&R, Mr. Giuriceo worked in the Principal Investment Area and Investment Banking Division of Goldman, Sachs & Co. He is a director of David’s Bridal, Inc., Healogics Holding Corp., US Foods, Inc., High Ridge Brands and TruGreen Holding Corporation and a former director of Envision Healthcare Holdings, Inc., Sally Beauty Holdings, Inc. and ServiceMaster Global Holdings, Inc. Mr. Giuriceo earned a B.S. from Boston College and an M.B.A. from Harvard Business School. Mr. Giuriceo’s extensive executive and financial experience, knowledge of the capital markets, and experience as a director of other businesses qualify him to serve on our Board of Directors.

Wes Robinson	52	Wes Robinson has served as one of our directors since December 2013. Mr. Robinson is currently Director, Corporate Business Development at Deere & Company and has been with Deere since 2007. In this role, Mr. Robinson leads global initiatives for all acquisitions, divestitures and joint ventures. From 2011 to 2013, he served Deere as Director, Global Corporate Finance. He has also served as Manager, Corporate Business Development. Before joining Deere, Mr. Robinson held leadership positions in business development at Purina Mills LLC and Koch Industries. Mr. Robinson holds a B.S. in Agriculture from Oklahoma State University and an M.B.A. from Vanderbilt University. Mr. Robinson’s intimate knowledge of our business and his experience at Deere give him beneficial insight into our capital and liquidity needs in addition to our challenges, opportunities and operations, which qualify him to serve on our Board of Directors.

CORPORATE GOVERNANCE

Our Board of Directors is committed to strong corporate governance. Strong corporate governance promotes the long-term interests of stockholders, strengthens board and management accountability and helps build public trust in the Company. The Board has adopted policies and processes that foster effective board oversight of critical matters such as strategy, risk management, financial and other controls, compliance and management succession planning. The Board reviews our major governance documents, policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices. Through our website, at www.siteone.com, our stockholders have access to key corporate governance documents such as our Corporate Governance Guidelines, Business Code of Conduct and Ethics, Financial Code of Ethics, Board of Directors Communication Policy and charters of each committee of the Board.

The following sections provide an overview of our corporate governance structure, policies and processes, including key aspects of our Board operations.

Director Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Messrs. Douglas, Dunbar, Grebe and Wyszomierski and Ms. Isbell are “independent” as defined under NYSE listing standards. This means that none of those independent directors and nominees has any direct or indirect material relationship with the Company and its management, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Board Leadership Structure

Our Board of Directors is led by our non-executive Chairman, Mr. Pressler, a CD&R Designee. Our Corporate Governance Guidelines provide that a CD&R Designee will serve as our Chairman of the Board of Directors as long as the CD&R Investor owns at least 25% of the outstanding shares of our common stock. As stated in our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman of the Board and CEO. The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company at a given point in time. The Board believes the current governance structure promotes a balance between the Board’s independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our Board of Directors held four meetings during the fiscal year ended January 1, 2017 (the “2016 Fiscal Year”). Each of our current directors attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member held during the 2016 Fiscal Year. Directors are encouraged to attend our annual meetings. The 2017 Annual Meeting is the Company’s first annual meeting after becoming a public company in 2016.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board of Directors, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors, and the non-management directors meet with the Chief Executive Officer without the other executive officers being present. At each of these meetings, the non-management and independent directors, as applicable, in attendance determine which director will preside at such session. The committees of the Board, as described more fully below, also meet regularly in executive session.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available on our website at http://investors.siteone.com/corporate-governance. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, Board composition, conflicts of interest, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our Board of Directors any changes to the guidelines.

Code of Conduct and Financial Code of Ethics

We have a Financial Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions, and other designated officers and associates, including the primary financial officer of each of our business units and the Treasurer. We also have a Business Code of Conduct and Ethics (“BCCE”) that applies to all of our directors, officers and associates. The Financial Code of Ethics and the Business Code of Conduct and Ethics each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Financial Code of Ethics and the BCCE are available without charge on the investor relations portion of our website at http://investors.siteone.com/corporate-governance.

We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, by posting such information on our website at http://investors.siteone.com/corporate-governance.

Board Committees

Our Board of Directors maintains an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. As permitted by the NYSE rules because we qualified as a “controlled company” until December 5, 2016, each committee currently includes one director who is not independent. Our Audit Committee must be composed entirely of independent directors by May 11, 2017, and our Compensation Committee and our Nominating and Corporate Governance Committee must be composed entirely of independent directors by December 5, 2017. The following is a brief description of our committees.

The following table shows the current members of each committee and the number of meetings held during the 2016 Fiscal Year.

Director	Audit(1)		Compensation(2)		Nominating and Corporate Governance(3)
William (Bill) W. Douglas, III	X	*			X
W. Roy Dunbar			X
Kenneth A. Giuriceo	X
Jeri L. Isbell			X		X
Paul S. Pressler			X	*	X
Jack L. Wyszomierski	X				X	*
Number of Meetings	7		4		2

X= Current Committee Member; * = Chair

(1)	The Audit Committee for the 2016 Fiscal Year consisted of Messrs. Douglas (Chairman), Wyszomierski and Giuriceo. Effective as of April 28, 2017, Mr. Giuriceo will resign from the Audit Committee. Mr. Grebe has been appointed by the Board to the Audit Committee effective as of April 28, 2017.
(2)	The Compensation Committee for the 2016 Fiscal Year consisted of Mr. Pressler (Chairman), Ms. Isbell, Mr. Robinson and Mr. Wasserman. Effective March 3, 2017, Messrs. Robinson and Wasserman resigned from the Compensation Committee. Mr. Dunbar was appointed by the Board to the Compensation Committee effective as of March 3, 2017.
(3)	The Nominating and Corporate Governance Committee for the 2016 Fiscal Year consisted of Mr. Wasserman (Chairman), Ms. Isbell, Mr. Pressler and John Lagemann, a Deere Designee who resigned from the Board effective as of March 3, 2017. Effective March 3, 2017, Messrs. Lagemann and Wasserman resigned from the Nominating and Corporate Governance Committee. Mr. Wyszomierski was appointed by the Board as a member and Chair of the Nominating and Corporate Governance Committee effective as of March 3, 2017. Mr. Douglas has been appointed by the Board to the Nominating and Corporate Governance Committee effective as of March 3, 2017.

Audit Committee

Our audit committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge on our website at http://investors.siteone.com/corporate-governance.

The members of our Audit Committee are Mr. Douglas (Chairman), Mr. Giuriceo and Mr. Wyszomierski. Mr. Giuriceo has notified the Company that he is resigning from the Audit Committee effective April 28, 2017. The Board has appointed Mr. Grebe to the Audit Committee, effective April 28, 2017.

Our Board of Directors has determined that Messrs. Douglas, Grebe and Wyszomierski are “independent” as defined under NYSE and Securities Exchange Act of 1934, as amended (“Exchange Act”) rules and regulations. Our Board of Directors has designated each member of the Audit Committee as an “audit committee financial expert,” and each of them has been determined to be “financially literate” under the NYSE rules.

The charter of our Audit Committee states that no director may serve on the Audit Committee if such director simultaneously serves on the audit committee of more than two other public companies, unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. At present, Mr. Douglas, Mr. Grebe and Mr. Guiriceo do not sit on more than two other audit committees of public companies. Mr. Wyszomierski currently serves on three other audit committees of public companies. However, both the Board and the Nominating and Corporate Governance Committee reviewed Mr. Wyszomierski’s service on other boards and determined that such simultaneous service will not impair his ability to serve on the Company’s Audit Committee.

Compensation Committee

Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company and its subsidiaries (including the Chief Executive Officer), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our company and its subsidiaries. Our Compensation Committee also periodically reviews management development and succession plans. The charter of our Compensation Committee is available without charge on our website at http://investors.siteone.com/corporate-governance.

The members of our Compensation Committee are Mr. Pressler (Chairman), Mr. Dunbar and Ms. Isbell. Our Board of Directors has determined that Mr. Dunbar and Ms. Isbell are independent directors but Mr. Pressler is not an independent director. Because we are no longer a “controlled company” within the meaning of the NYSE listing standards, our Compensation Committee must be composed entirely of independent directors by December 5, 2017.

The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers. During 2016, the committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to advise it on executive compensation program design matters and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the named executive officers and non-employee directors. Pearl Meyer is a global professional services company. The Compensation Committee performed an assessment of Pearl Meyer’s independence to determine whether the consultant is independent, taking into account Pearl Meyer’s executive compensation consulting protocols to ensure consultant independence and other relevant factors. Based on that assessment, the Compensation Committee determined that the firm’s work has not raised any conflict of interest and the firm is independent.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the Board of Directors for election to our Board of Directors, reviewing the composition of the Board of Directors and its committees, developing and recommending to the Board of Directors corporate governance guidelines that are applicable to us, and overseeing Board of Directors evaluations. The charter of our Nominating and Corporate Governance Committee is available without charge on our website at http://investors.siteone.com/corporate-governance.

The members of our Nominating and Corporate Governance Committee are Mr. Wyszomierski (Chairman), Mr. Douglas, Mr. Pressler and Ms. Isbell. Our Board of Directors has determined that Mr. Wyszomierski, Mr. Douglas and Ms. Isbell are independent directors but Mr. Pressler is not an independent director. Because we are no longer a “controlled company” within the meaning of the NYSE listing standards, the Nominating and Corporate Governance Committee must be composed entirely of independent directors by December 5, 2017.

Communications with the Board

Any stockholder or interested party who wishes to communicate with our Board of Directors as a whole, any of its committees, the independent directors, or any individual member of the Board or any committee of the board may write to or email the Company at SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary or boardofdirectors@siteone.com.

The Board has designated the Company’s Secretary as its agent to receive and review written communications addressed to the Board, any of its committees, or any Board member or group of members. The Secretary may communicate with the sender for any clarification. In addition, the Secretary will promptly forward to the chair of the Audit Committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Secretary to be potentially material to the Company. As an initial matter, the Secretary will determine whether the communication is a proper communication for the Board. The Secretary will not forward to the Board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company.

Whistleblower Procedure

The Audit Committee has established a whistleblower procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters.

Risk Oversight

Our Board of Directors as a whole has responsibility for overseeing our risk management. The Board of Directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board of Directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board of Directors about the identification and assessment of key risks and our risk mitigation strategies. The full Board of Directors has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our Audit

Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, as well as oversight of compliance related to legal and regulatory exposure. The Audit Committee meets regularly with our General Counsel. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described below. The Audit Committee and the Compensation Committee provide reports to the full Board of Directors regarding these and other matters.

Compensation Risk Assessment

In March 2017, the Compensation Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking.

Stock Ownership and Retention Guidelines

The Company has established stock ownership and retention guidelines for our CEO and other executive officers in order to further align the long term interests of our executive officers with those of our stockholders. Also, the deferred stock units granted to our non-employee directors under the Omnibus Incentive Plan pursuant to our non-employee director compensation policy are granted on a fully vested basis but will not settle into the Company’s common stock until after the director receiving the grant has ceased to serve as a non-employee director on our Board or a change in control. For more information about our stock ownership and retention guidelines, see the discussion in the Compensation Discussion and Analysis under the heading “—Stock Ownership and Retention Guidelines”.

Anti-Hedging Policy

Our directors, executive officers and all other associates are prohibited from entering into hedging or monetization transactions designed to limit the financial risk of ownership of the Company’s securities. These include prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar transactions, as well as speculative transactions in derivatives of the Company’s securities, such as puts, calls, options (other than those granted under our compensation plans) or other derivatives.

Board and Committee Evaluations

Our Board conducts a detailed annual self-evaluation process. The charters of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee require an annual performance evaluation. Each committee compares its performance with the requirements of its charter and sets forth the goals and objectives of the committee for the upcoming year.

Conflicts of Interest

Our BCCE and our Corporate Governance Guidelines govern the Company’s conflicts of interest policy. The BCCE requires employees to avoid conflicts of interest, defined as situations where the person’s private interests or professional interests interfere in any way—or even appear to interfere—with the interests of the Company. The BCCE requires all conflicts of interest between the Company and its employees to be disclosed to an immediate supervisor or the General Counsel. The Corporate Governance Guidelines requires directors to promptly inform the Chairman of the Board or the Chair of the Audit Committee if an actual or potential conflict of interest arises. Directors shall recuse themselves from any discussion or decision involving another firm or company with which the director is affiliated or other matters with respect to which the director has a personal conflict.

Related Person Transactions

See “General Information—Certain Relationships and Related Party Transactions” for a discussion of our policies and procedures for related person transactions.

Director Change in Circumstances

In January 2017, the Company amended its Corporate Governance Guidelines to enhance the notice requirement for directors who experience a significant change in their employment status, professional position, or substantial commitments to a business or governmental organization. In the event of a significant change in circumstances involving a director’s employment status, professional position, or substantial commitments to a business or governmental organization, the director must offer to tender his or her resignation from the Board for consideration by the Nominating and Corporate Governance Committee and the Board. The Nominating and Corporate Governance Committee will evaluate the change in circumstances and will recommend to the Board whether the director should continue to serve as a member of the Board or whether the Board should accept the resignation.

Succession Planning and Management Development

Succession planning and talent development are important at all levels within our organization. The Board oversees management’s succession plan for key positions at the senior officer level. Succession planning and management development are discussed at least annually by the Board, and the Chief Executive Officer reports annually to the Board on succession planning.

Overboarding

Our Corporate Governance Guidelines state that no director may serve on more than four other public company boards. No director may serve as a member of the Audit Committee if such director serves on more than two other public company audit committees, unless the Board determines that such simultaneous service would not impair the director’s ability to serve effectively on the Company’s Audit Committee.

EXECUTIVE OFFICERS

The following table sets forth information about our executive officers as of March 17, 2017.

Name	Age	Present Positions	First Became an Officer
Doug Black	52	Chief Executive Officer, Director	2014
John Guthrie	51	Executive Vice President, Chief Financial Officer and Assistant Secretary	2001
Pascal Convers	52	Executive Vice President, Strategy and Development	2014
Ross Anker	53	Executive Vice President, Category Management, Marketing and IT	2014
Briley Brisendine	46	Executive Vice President, General Counsel and Secretary	2015
Joseph Ketter	48	Senior Vice President, Human Resources	2015

Doug Black has served as SiteOne’s Chief Executive Officer since April 2014. Prior to joining SiteOne, Mr. Black was President and Chief Operating Officer of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 18-year career with Oldcastle, Mr. Black led the company’s entry into building products distribution and then held several senior leadership roles, including Chief Operating Officer and Chief Executive Officer of Oldcastle Architectural Products and Chief Operating Officer and Chief Executive Officer of Oldcastle Materials. Prior to Oldcastle, Mr. Black’s business career began at McKinsey & Company in 1992 where he led strategy, sales force effectiveness and plant improvement projects in the telecommunications, airline, lumber, paper and packaging industries. While serving as a U.S. Army Engineer Officer from 1986 to 1990, he completed construction projects in the Southeastern U.S., Central America and South America. Mr. Black earned an M.B.A. from Duke University’s Fuqua School of Business as a Fuqua Scholar and a B.S. in Mathematical Science/Civil Engineering from the U.S. Military Academy, West Point, where he was an AP all-American fullback and NCAA Scholar Athlete.

John Guthrie serves as SiteOne’s Executive Vice President, Chief Financial Officer and Assistant Secretary. Mr. Guthrie joined SiteOne as head of finance shortly after it was formed in 2001 and has been instrumental in helping SiteOne build its market leading position. In addition to his financial leadership role, Mr. Guthrie has also been responsible for Human Resources, Procurement, IT and Region Management. Mr. Guthrie joined SiteOne from Deere & Company where he held various positions in finance. Mr. Guthrie has also held positions in engineering and manufacturing at Commonwealth Edison and Turtle Wax. Mr. Guthrie earned B.S. in Chemical Engineering from the University of Illinois and an M.B.A. from the University of Chicago.

Pascal Convers joined SiteOne in July 2014 and serves as our Executive Vice President of Strategy and Development. Prior to joining SiteOne, Mr. Convers held a number of senior leadership positions over the course of 10 years at CRH plc, a leading construction materials companies. From 2009 to 2014, he served as Senior Vice President of Strategy and Development for Oldcastle Materials, a division of CRH. He has also served as CRH’s Managing Director for concrete operations in France. Prior to CRH, Mr. Convers spent 13 years at Eastman Chemical Company, where he held senior leadership roles in Europe, North America and Asia Pacific. Mr. Convers holds a B.S. in Chemical Engineering from the National School of Chemistry in Rennes, France, an M.S. in Materials and Processing from Ecole Des Mines de Paris, and an M.B.A from Duke University.

Ross Anker joined SiteOne as Executive Vice President of Category Management and Marketing in October of 2014. His responsibilities expanded to include IT in May of 2015. Prior to joining SiteOne, Mr. Anker was Vice President of Category Management at HD Supply supporting the construction division, White Cap. From 1996 to 2006, he held the position of Senior Vice President of Product Management, Marketing, IT and 6 Sigma at MSC Industrial Supply. This role also included responsibility for the strategic team and two subsidiaries, Enco and SPI. In 1993, Mr. Anker founded a computer consultancy firm and supported customers such as RR Donnelly & Sons and MSC Industrial Supply. Prior to this, Mr. Anker held senior positions within a number of consultancy firms in the United Kingdom. Mr. Anker holds a B.S. in Computer Science from North Staffordshire University in England.

Briley Brisendine joined SiteOne as Executive Vice President, General Counsel and Secretary in September 2015. Prior to joining SiteOne, Mr. Brisendine spent 12 years at The Home Depot, Inc., where he held a number of senior leadership positions in the legal department. For a portion of his time at The Home Depot, he helped grow the HD Supply division through a number of acquisitions and served as the division’s primary counsel. Most recently, he served as Vice President and Deputy General Counsel of The Home Depot, with responsibility for all legal issues related to securities and corporate governance, corporate finance, store operations, privacy, tax, real estate, international, M&A and general corporate matters. Mr. Brisendine also managed The Home Depot’s Risk Management department. Prior to joining The Home Depot, he spent seven years as an attorney at McKenna, Long & Aldridge, LLP, a national law firm, where he focused on securities, corporate governance and M&A matters. Mr. Brisendine holds a B.A. in Finance from Wofford College and a Juris Doctorate from the Walter F. George School of Law at Mercer University.

Joseph Ketter joined SiteOne as Senior Vice President of Human Resources in July 2015. Prior to joining SiteOne, Mr. Ketter served as the Executive Vice President of Human Resources for Graham Packaging, where he led global human resources. Previously, Mr. Ketter held a number of senior human resources leadership positions over the course of 19 years at Newell Rubbermaid, a leading manufacturer and marketer of consumer and commercial products. In his last role with Newell Rubbermaid (Senior Vice President of Human Resources—Development) he reported to the Chief Development Officer and provided strategic human resources support to multiple divisions. Mr. Ketter holds a B.A. in Human Resource Management and Management from Ohio University and graduated from Cooper Industries’ Employee Relations Training Program.

COMPENSATION

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and in accordance with Section 14A of the Exchange Act, the Company’s stockholders are entitled to approve, on an advisory basis, the compensation of our named executive officers. This non-binding advisory vote, commonly known as a “say on pay” vote, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Compensation Committee strives to (i) attract and retain highly motivated, qualified and experienced executives, (ii) focus the attention of the named executive officers on the strategic, operational and financial performance of the Company, and (iii) encourage the named executive officers to meet long-term performance objectives and increase stockholder value. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to motivate and reward executives who have the ability to significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value.

It is always the intention of the Compensation Committee that our executive officers be compensated competitively with the market and consistently with our business strategy, sound corporate governance principles, and stockholder interests and concerns. We believe that our compensation program is effective in achieving our goals, has contributed to the Company’s success and is strongly aligned with the long-term interests of our stockholders and that the total compensation packages provided to our named executive officers are reasonable.

For these reasons, the Board of Directors is asking stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders.”

As you consider this Proposal 2, we urge you to read the “Compensation Discussion and Analysis” section of this Proxy Statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Compensation of Executive Officers and Directors” section of this Proxy Statement.

As an advisory vote, Proposal 2 is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, or require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Required Vote

Approval of the compensation of our named executive officers as presented in this Proxy Statement requires the affirmative vote of the holders of a majority of the shares present, either in person or by proxy, at the Annual Meeting.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends that you vote “FOR” the approval of the compensation of our named executive officers as presented in this Proxy Statement.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In addition to the advisory “say on pay” vote set forth in Proposal 2, under the Dodd-Frank Act and Section 14A of the Exchange Act, stockholders are also entitled, at least once every six years, to indicate on an advisory basis their preference regarding how frequently we should solicit the “say on pay” vote. This non-binding advisory vote is commonly referred to as a “say on frequency” vote. By voting on this Proposal 3, stockholders may indicate whether the advisory “say on pay” vote should occur every year, every two years or every three years or they may abstain from voting. Although the vote is advisory and is not binding on the Board of Directors, the Board will take into account the outcome of the vote when considering the frequency of future “say on pay” proposals.

After careful consideration, the Board of Directors believes that an advisory vote on executive compensation that occurs EVERY YEAR is the most appropriate alternative for our Company. An annual vote cycle gives the Compensation Committee frequent information about our stockholders’ sentiments so that the Compensation Committee can take any action to implement necessary changes to our executive compensation policies and procedures.

Please note that this proposal does not provide stockholders with the opportunity to vote for or against the Board’s recommendation or any particular resolution. Rather it permits stockholders to indicate how often they would like us to include a stockholder advisory vote on the compensation of our executives on the agenda for the annual meeting of stockholders. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide that it is in the best interest of our stockholders and the Company to conduct “say on frequency” votes on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Required Vote

The frequency of our future say-on-pay proposals on executive compensation will be determined by the affirmative vote of the holders of a majority of the shares present, either in person or by proxy, at the Annual Meeting, meaning that the option (every year, every two years or every three years) receiving the majority of affirmative votes will be determined to be the preferred frequency. If none of the three options receives a majority of affirmative votes, none of the three options will be determined to be the preferred frequency, although the Board may consider the voting results when it establishes the frequency of future say-on-pay proposals.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends that you vote for a frequency of “EVERY YEAR” for future say-on-pay proposals on executive compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis provides information regarding our compensation philosophies, plans and practices and the governance of those matters. This section also provides information about the material elements of compensation that were paid to or earned by our “named executive officers” (“NEOs”) for the 2016 Fiscal Year. Our named executive officers for the 2016 Fiscal Year were:

•	Doug Black, Chief Executive Officer

•	John Guthrie, Executive Vice President, Chief Financial Officer and Assistant Secretary

•	Pascal Convers, Executive Vice President, Strategy & Development

•	Briley Brisendine, Executive Vice President, General Counsel and Secretary

•	Ross Anker, Executive Vice President, Category Management, Marketing and IT

Compensation Philosophy and Objectives; Role of Compensation Committee

We seek to provide compensation and benefit programs that support our business strategies and objectives by attracting, retaining and developing individuals with necessary expertise and experience. Our incentive programs are designed to encourage performance and results that will create value for us and our stockholders while avoiding unnecessary risks.

The executive compensation programs are intended to create a performance culture geared toward exceptional customer service, value and retention. In particular, the executive compensation programs have the following objectives:

•	To reward our executives commensurate with their performance, experience and capabilities.

•	To cause our executives to have equity in the Company in order to align their interests with the interests of our stockholders and allow our executives to share in our stockholders’ success.

•	To enable us to attract and retain top executive talent.

Determination of Executive Compensation

The following describes the primary roles and responsibilities of those involved in the determination of executive compensation levels, plan designs, and policies.

Compensation Committee

Our Compensation Committee is responsible for reviewing and approving the compensation and benefits of our associates (including our NEOs), directors and certain consultants, approving equity incentive compensation and other incentive arrangements, and approving employment and related agreements. In performing these duties, the Compensation Committee is supported by its independent consultant and certain members of executive management, as described below.

Independent Consultant

Our Compensation Committee engaged Pearl Meyer as its independent consultant. Pearl Meyer reports to and is directed by the Compensation Committee, and provides no other services to the Company. During 2016, Pearl Meyer provided competitive market data and advice to the Compensation Committee on various aspects of the executive and non-employee director compensation programs in connection with our initial public offering. In performing these services, Pearl Meyer interacted with executive management and attended Compensation Committee meetings. The Compensation Committee considered the independence of Pearl Meyer in light of applicable SEC rules and NYSE listing standards and concluded that the work of Pearl Meyer did not raise any conflicts of interest.

To assist in evaluating our compensation program, in October 2015, the Compensation Committee worked with Pearl Meyer to establish the industry peer group listed below (consisting of companies that are in similar industries as ours and/or with similar distribution models), and at that time Pearl Meyer conducted a competitive market assessment of the base salary and total target cash compensation (base salary plus target short-term incentive opportunity) for eleven key associates, including each of our NEOs, compared to similarly-situated executives at the peer group companies. The Compensation Committee currently intends that, by the end of 2017, our executive pay will approximate the 50th percentile of the peer group at that time.

	Revenue(1)	Market Cap(1)	Enterprise Value(1)	# Employees(1)
Watsco Inc.	$4,044	$4,175	$4,854	5,000
The Scotts Miracle-Gro Company	$2,988	$3,699	$5,202	6,700
MSC Industrial Direct Co. Inc.	$2,910	$4,397	$4,833	6,500
Applied Industrial Technologies, Inc.	$2,752	$1,551	$1,886	5,907
Beacon Roofing Supply, Inc.	$2,454	$1,737	$1,940	3,179
Pool Corp.	$2,294	$3,023	$3,486	3,700
Builders FirstSource, Inc.	$1,664	$1,632	$2,001	3,800
Central Garden & Pet Company	$1,639	$486	$990	3,100
DXP Enterprises, Inc.	$1,435	$522	$922	3,704
Stock Building Supply Holdings, Inc.	$1,319	$507	$587	3,104
Advanced Drainage Systems, Inc.	$1,178	$1,490	$2,226	3,700
Headwaters Incorporated	$869	$1,402	$1,897	2,665

(1)	As of July 31, 2015.

Executive Management

Certain members of executive management are involved in the executive compensation determination process. For example, our Senior Vice President, Human Resources provides requested information and perspectives on the compensation program, our General Counsel provides legal advice and perspectives, and our Chief Executive Officer makes specific recommendations for compensation levels and program designs for executives other than himself. These individuals generally attend Compensation Committee meetings, but are excused when their compensation is being discussed.

Elements of Our Executive Compensation Program

Our compensation program for executives, including our NEOs, consists of salary, short-term cash incentive compensation, long-term equity incentive compensation and certain benefits. Set forth below is a chart outlining each element of our compensation program for our executive officers, the objectives of each component, and the key measures used in determining each component.

Pay Component	Objective of Pay Component	Key Measure
Base Salary	• Provide competitive pay and reflect individual contributions	• Current compensation relative to competitive rates for similar roles • Individual performance

Annual Cash Incentives	• Reward achievement of short-term business objectives and results	• Adjusted EBITDA goal • Company safety and individual performance goals

Equity Awards	• Stock options to align executive and stockholder interests • Create “ownership culture” • Provide retention incentives	• Stock price appreciation • Continuation of employment

Benefits(1)	• Health, disability and life insurance, 401(k) retirement plan and other employee benefits provide a safety net of protection in the case of illness, disability, death or retirement.	• Generally, competitive benefits relative to market

(1)	We provide minimal perquisites, consisting of reimbursement for an annual physical (CEO only) and, in limited situations, reimbursement for commuting expenses and spousal travel expenses to a Company event, each as disclosed in the Summary Compensation Table.

A description of each component of compensation for the NEOs in the 2016 Fiscal Year is below, including a summary of the factors considered in determining the applicable amount payable or achievable under each component.

Base Salary

Base salaries are set to attract, retain and reward executive talent. The determination of any particular executive’s base salary is based on personal performance, experience in the role, competitive rates of pay for comparable roles, significance of the role to the company and the availability of such executives. Each year, the Compensation Committee considers merit and market-based salary increases, using data from the peer group, for our executives generally, including our NEOs. Based on these factors, in February 2016, the Compensation Committee approved salary increases for Messrs. Black, Convers and Brisendine, in the range of 2.9% - 4.6%. In addition, executives may receive salary increases as the scope of their responsibilities increase to reflect their more significant roles. In November 2015, Mr. Guthrie’s base salary was increased from $260,000 to $300,000 (15.4%) to reflect his increased responsibilities as we prepared for our initial public offering and to more closely align his base salary with market rates for public company chief financial officers. Similarly, in November 2015, Mr. Anker’s salary was increased from $320,000 to $350,000 (9.4%) to reflect Mr. Anker’s increased responsibilities, including oversight of the IT function in addition to his category management and marketing responsibilities, and performance. The base salaries for Messrs. Guthrie and Anker were not increased during our 2016 Fiscal Year. The salary paid to each of our NEOs in our 2016 Fiscal Year is shown in the “Summary Compensation Table” following this Compensation Discussion and Analysis.

Annual Cash Incentives

Our annual cash incentives are designed to focus our NEOs on achieving planned results against key financial metrics for the Company as a whole and, in certain cases, reward them for the achievement of specific individual performance criteria which the Compensation Committee subjectively determines based on its assessment of the executive’s performance during the year. By conditioning a significant portion of our NEOs’ potential total cash compensation on the Company’s achievement of annual financial performance, we reinforce our focus on achieving profitable growth.

All of our NEOs were eligible in the 2016 Fiscal Year to receive cash incentive bonuses based on achievement of pre-established annual financial performance targets that were approved by the Compensation Committee. For the 2016 Fiscal Year, each NEO had a target incentive opportunity expressed as a percentage of his salary for the year. The threshold, target, stretch and actual percentages of target for our named executive officers for the 2016 Fiscal Year were as follows:

	Threshold(1)	Target(1)	Stretch(1)	Actual Percentage of Target(2)
Doug Black	62.5%	125%	187.5%	100%
John Guthrie	25%	50%	75%	98%
Pascal Convers	25%	50%	75%	108%
Briley Brisendine	25%	50%	75%	108%
Ross Anker(3)	30%	60%	90%	107%

(1)	Expressed as a percentage of base salary. While we identify “Stretch” as an opportunity that can allow annual bonuses to exceed the “Target” amounts, it is not a maximum, as the annual incentive opportunity with respect to the Adjusted EBITDA component (described below) is not capped.
(2)	Expressed as a percentage of the target bonus opportunity.
(3)	Effective for fiscal year 2016, Mr. Anker’s target bonus was increased from 50% to 60% to reflect Mr. Anker’s increased responsibilities and performance.

The Compensation Committee selected Adjusted EBITDA as the financial performance metric for our NEOs’ annual incentive opportunity, measured against the Adjusted EBITDA goals established by the Compensation Committee in the beginning of the year. The Compensation Committee also evaluated each NEO’s achievement of company safety and individual performance goals. The Compensation Committee subjectively assessed Mr. Black’s achievement with respect to the company safety performance measure and, with respect to the other NEOs, Mr. Black evaluated the performance of each NEO based on their individual performance measures and made a recommendation to the Compensation Committee. The company safety objective is achieved through reduced incident rates, improvement in safety of operating company vehicles and facilities and improved safety behaviors of company associates. The following table shows the weighting of the 2016 Fiscal Year performance metrics for each NEO, expressed as a percentage of his 2016 Fiscal Year total bonus opportunity.

	Adjusted EBITDA(1)	Company Safety and Individual Performance(2)
Doug Black	90%	10	%(3)
John Guthrie	80%	20%
Pascal Convers	80%	20%
Briley Brisendine	80%	20%
Ross Anker	80%	20%

(1)	The Adjusted EBITDA component of the annual incentive opportunity is uncapped.
(2)	The company safety and individual performance component of the annual incentive opportunity is capped at 150% of target bonus opportunity for those components.
(3)	Company safety only.

The following table shows the threshold, target, stretch and actual performance levels for the Adjusted EBITDA component of the 2016 Fiscal Year bonus opportunities for our NEOs.

Adjusted EBITDA(1)	Level of Achievement(1)(2)(3)	Adjusted EBITDA Multiple
Threshold	$120.5 million	50%
Target	$134.0 million	100%
Stretch	$147.5 million	150%
Actual	$134.0 million	100%

(1)	Adjusted EBITDA was calculated using the EBITDA for the Company for the fiscal year, as further adjusted for items such as stock-based compensation expense, related party advisory fees, loss (gain) on sale of assets, other noncash items, other nonrecurring (income) and loss. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Quarterly Results of Operations Data,” in our annual report on Form 10-K for the 2016 Fiscal Year filed with the SEC on March 15, 2017 for a discussion of calculation of EBITDA and Adjusted EBITDA.
(2)	In order to prevent our executives from having a windfall on their bonuses due to acquisitions not reflected in the budget, in July 2016, the Compensation Committee increased the threshold, target and stretch goals by $6.5 million, $7.0 million and $7.5 million, respectively, to take into account anticipated Adjusted EBITDA contributions from acquisitions completed during the first half of the 2016 Fiscal Year. In addition, the Adjusted EBITDA contributions from acquisitions completed during the second half of the 2016 Fiscal Year, which totaled approximately $0.3 million, were excluded for purposes of determining annual bonuses.
(3)	The Adjusted EBITDA weighted performance multiplier is determined by interpolating the percentage achievement between the threshold, target and stretch levels and for achievement beyond stretch level.

To determine the level of achievement of the NEOs’ individual performance criteria, the Compensation Committee subjectively assessed Mr. Black’s achievement with respect to the company safety performance measure and, with respect to the other NEOs, Mr. Black evaluated the performance of each NEO based on their individual performance measures and made a recommendation to the Compensation Committee. These individual criteria were related to specific individual categories of performance measures, as described below.

Company Safety and Individual Performance Categories
Mr. Black	Company safety improvement

Mr. Guthrie	Company safety improvement, finance team and plan, reporting improvement

Mr. Convers	Company safety improvement, local market strategies

Mr. Brisendine	Company safety improvement, governance and risk management enhancements, support to field operations

Mr. Anker	Company safety improvement, customer value initiatives, IT team and plan, execution of marketing strategies

Achievement of the Adjusted EBITDA and the individual performance measures, taken together, resulted in bonus payments for the 2016 Fiscal Year of $875,000 to Mr. Black, $148,000 to Mr. Guthrie, $224,000 to Mr. Anker, $194,000 to Mr. Brisendine and $172,000 to Mr. Convers. The 2016 annual bonus plan award paid to each of our NEOs is shown in the “Summary Compensation Table” following this Compensation Discussion and Analysis under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Incentives

Prior to the adoption of the SiteOne Landscape Supply, Inc. 2016 Omnibus Equity Incentive Plan (the “Omnibus Incentive Plan”) in connection with our initial public offering, our NEOs participated in the Amended and Restated SiteOne Landscape Supply, Inc. Stock Incentive Plan (f/k/a CD&R Landscapes Parent, Inc. Stock Incentive Plan) (the “Stock Incentive Plan”). The Stock Incentive Plan was established to provide a stock ownership opportunity for executives following CD&R’s investment in the Company. The Stock Incentive Plan was intended to align the interests of NEOs and other key associates with our other stockholders, in order to reinforce the NEOs’ and other key associates’ focus on increasing stockholder value. Given the ownership structure and life-cycle stage of the Company, the Compensation Committee approved a program for the NEOs based on (a) allowing them to initially purchase fully vested shares at the then fair market value and (b) providing an up-front grant of stock options either at hire or at appropriate times during the associate’s tenure (including promotion and acceptance of additional responsibility). This approach was intended to motivate the NEOs to increase the value of the Company, and therefore our share price, over time. The vesting requirement on the stock options granted under the Stock Incentive Plan was 20% per year over five years, and was intended as a tool to retain executive talent. Also, our stock option grants help protect our business and workforce because recipients of stock options were required to agree to restrictive covenants.

Each of our NEOs received options under the Stock Incentive Plan in connection with the commencement of their employment. For more information regarding these options, see the “Outstanding Equity Awards Table” following this Compensation Discussion and Analysis. These initial option grants were intended to satisfy the long-term incentive component of our NEOs’ compensation package until after our initial public offering. Accordingly, none of our NEOs received equity grants in the 2016 Fiscal Year, with the exception of Mr. Brisendine who received a grant of 35,000 options in May 2016 under the Omnibus Incentive Plan. The Compensation Committee granted Mr. Brisendine this additional option award so that the value of the long-term equity incentive component of his compensation package more closely approximated that of the other NEOs.

As noted above, in connection with our initial public offering, our Board adopted the Omnibus Incentive Plan, which we will use going forward as the primary vehicle for providing equity incentives to our associates and directors. In fiscal year 2017, our Compensation Committee commenced to make annual equity grants to our executives as part of our compensation program. In addition, the Compensation Committee may, from time to time, provide an equity award to one or more of our NEOs to retain and reward key talent or to reflect increased responsibilities. The Compensation Committee may also review and approve equity awards for promotions.

On April 29, 2016, we paid a special cash dividend of $176.0 million, or the “Special Cash Dividend,” to holders of our common stock and cumulative convertible participating redeemable preferred stock as of April 29, 2016. In connection with the declaration and payment of the Special Cash Dividend and in accordance with the terms of the option agreements, we adjusted the exercise price of stock options that were outstanding as of the record date for the Special Cash Dividend to preserve their intrinsic value by reducing the exercise price of the options by the per-share amount of the Special Cash Dividend, except that, for tax purposes, no option exercise price was reduced below 25% of the fair market value of a share of the Company’s common stock immediately after giving effect to the Special Cash Dividend. We paid a supplemental cash payment to holders of stock options for which the reduction in exercise price was less than the full amount of the Special Cash Dividend due to this 25% limitation, in order to make up the remainder of the Special Cash Dividend, which cash payment is included in the “All Other Compensation” column of the Summary Compensation table that follows this Compensation Discussion and Analysis.

During 2016 the form of option agreement for future grants was amended (the “Amended Option Agreement”) to provide for immediate vesting of unvested options if the executive’s employment is terminated due to death or disability. The Amended Option Agreement also provides that in the event of the executive’s retirement after attaining the age of 60 with ten years of service with the Company, subject to continued compliance with a non-competition agreement, the executive’s options continue to vest for one additional year following retirement. The Amended Option Agreement provides that options that were vested at the time of the executive’s retirement would be canceled unless the executive exercises the options within two years following retirement. Options granted under Amended Option Agreement that become vested during the one-year period following the executive’s retirement are canceled unless the executive exercises the options within two years following such options becoming vested. In all other material respects, the terms of options granted under the Amended Option Agreement are the same as the terms of options granted in 2016 under the Omnibus Incentive Plan, discussed below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Options Granted During 2016 under the Omnibus Incentive Plan”. No options were granted to NEOs under the Amended Option Agreement during 2016, but the Company granted options under the Amended Option Agreement in February of 2017.

Stock Ownership and Retention Guidelines

The Company has established stock ownership and retention guidelines in order to further align the long-term interests of our executive officers with those of our stockholders. Our stock ownership guidelines require that our CEO and each executive officer who reports directly to the CEO (each, a “Covered Executive”) own shares of the Company’s common stock having an aggregate value equal to a multiple of his or her annual base salary, as follows:

Position	Multiple
Chief Executive Officer	5x Annual Base Salary
Covered Executives	2x Annual Base Salary

Shares that count for purposes of ownership under the share ownership guidelines include (i) shares held directly by the individual and (ii) the in-the-money value of vested stock options.

Generally, the CEO and each Covered Executive will have five years from the date he or she becomes subject to these guidelines to achieve compliance. The CEO and each Covered Executive are required to hold 100% of shares acquired as a result of settlement of compensatory awards (net of any shares withheld for taxes) until ownership guidelines have been met. Also, the deferred stock units granted to our non-employee directors under the Omnibus Incentive Plan pursuant to our non-employee director compensation policy are granted on a fully vested basis but will not settle into the Company’s common stock until after the director receiving the grant has ceased to serve as a non-employee director on our Board or a change in control.

Employment Agreements and Severance Agreements

Under certain circumstances, we recognize that special arrangements with respect to an executive’s employment may be necessary or desirable. In connection with their commencement of employment, we entered into an employment agreement with Mr. Black setting forth the terms of his employment as our CEO and offer letters with the other NEOs setting forth the terms of their employment with the Company. Mr. Black’s employment agreement includes severance benefits, salary, bonus, benefits and the specific terms described below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Material Terms of Employment Arrangements” and under “Potential Payments Upon Termination or Change in Control”. The offer letters with the other NEOs include salary, bonus, benefits and the specific terms described below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Material Terms of Employment Arrangements”. In addition, we have entered into severance agreements with Messrs. Brisendine, Anker, Guthrie and Convers, which set forth certain severance benefits to be received by the executive upon a qualifying termination of employment described below under “Potential Payments Upon Termination or Change in Control—Separation Benefit Agreements with Messrs. Guthrie, Convers, Brisendine and Anker”.

Other Benefits

The benefits provided to our NEOs are generally the same as those provided to our other salaried associates and include, but are not limited to, medical, dental, health, life, accident, hospitalization and disability insurance, and a tax-qualified 401(k) plan. Several of our NEOs and their spouses attend an annual customer event. We also cover certain of Mr. Convers’ commuting, lodging and other travel expenses. In addition, Mr. Black’s employment agreement provides him with an annual executive-level physical examination. See below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Doug Black Employment Agreement.”

Tax and Accounting Considerations

While the accounting and tax treatment of compensation generally has not been a consideration in determining the amounts of compensation for our executive officers, the Compensation Committee and management have taken into account the accounting and tax impact of various program designs to balance the potential cost to us with the value to the executive. As our stock was not publicly traded prior to our initial public offering, the Compensation Committee did not previously take the deductibility limit imposed by Section 162(m) of the Internal Revenue Code into consideration in making compensation decisions. Since the initial public offering, the Compensation Committee considers the deductibility of executive compensation under Section 162(m) and, where appropriate, seeks to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m), including under the applicable transition period. However, the Compensation Committee may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. We account for stock-based programs in accordance with the requirements of ASC 718, Compensation-Stock Compensation, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2017. This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Annual Report into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

By the Company’s Compensation Committee:

Paul S. Pressler (Chairman)

W. Roy Dunbar (March 3, 2017 to present)

Jeri L. Isbell

Wes Robinson (through March 3, 2017)

David H. Wasserman (through March 3, 2017)

ADDITIONAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth the compensation of our NEOs for the 2016 Fiscal Year and the two immediately preceding fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Doug Black	2016	695,308	0	0	875,000	1,272,828	2,843,136
Chief Executive Officer	2015	678,625	0	0	1,077,895	18,114	1,774,634
	2014	425,000	618,750	4,622,400	400,840	10,400	6,077,390

John Guthrie	2016	300,000	0	0	148,000	294,345	742,345
Executive Vice President	2015	269,230	0	0	167,000	8,077	444,307
and Chief Financial Officer	2014	234,057	42,308	1,033,650	110,584	15,242	1,435,841

Pascal Convers	2016	318,308	0	0	172,000	334,691	824,999
Executive Vice	2015	313,212	0	0	206,000	51,462	570,674
President, Strategy & Development	2014	129,230	106,923	1,027,260	41,048	29,473	1,333,934

Briley Brisendine	2016	358,462	0	302,835	194,000	10,600	865,897
Executive Vice President, General Counsel & Secretary	2015	106,346	150,000	412,650	—	2,450	671,446

Ross Anker(5)	2016	350,000	0	0	224,000	11,347	585,347
Executive Vice President, Category Management, Marketing and IT

(1)	Represents the actual sum of regular pay, paid-time off, holiday and back pay for the 2016, 2015 and 2014 fiscal years, as applicable. 2015 salary paid to Mr. Brisendine was prorated for the period of his employment with the Company in the year ended January 3, 2016 (the “2015 Fiscal Year”). 2014 salary paid to Mr. Black and Mr. Convers was prorated for the period of their employment with the Company in the year ended December 28, 2014 (the “2014 Fiscal Year”).
(2)	The amount reported reflects the aggregate grant date fair value of the option awards granted in the respective year, computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions. See Note 6, “Employee Benefit and Stock Incentive Plans,” to the financial statements included in our Annual Report on Form 10-K for the 2016 Fiscal Year filed with the SEC on March 15, 2017 for a discussion of the relevant assumptions used in calculating these amounts.
(3)	Includes annual incentive payments earned with respect to the 2016, 2015 and 2014 fiscal years. For more detail, see above under “—Determination of Executive Officer Compensation—Annual Cash Incentives.”
(4)

For the 2016 Fiscal Year, reflects: (i) a Company 401(k) match of $10,600 made to each NEO; (ii) $1,140, for Mr. Black, $936 for Mr. Convers and $747 for Mr. Anker, in each case for his family members’ attendance at an annual customer event attended by customers and their spouses or significant others; (iii) $39,410 of commuting expenses for Mr. Convers; and (iv) $1,261,088 for Mr. Black, $283,745 for Mr. Guthrie and $283,745 for Mr. Convers received as the cash payment related to the Special Cash Dividend. The incremental cost to the Company of Messrs. Black’s, Convers’ and Anker’s spouse attendance at the customer event was calculated based on the actual cost incurred for each spouse. The incremental cost to the Company of Mr. Convers’ commuting expenses was calculated based on the actual cost of Mr. Convers’ airfare, lodging and transportation.
(5)	Mr. Anker was not an NEO in 2015.

Grants of Plan-Based Awards for Fiscal Year 2016

The following table provides information concerning plan-based awards granted to the NEOs in the 2016 Fiscal Year.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)(2)
Doug Black		437,500	875,000	—
John Guthrie		75,000	150,000	—
Pascal Convers		80,000	160,000	—
Briley Brisendine		90,000	180,000	—
	05/12/16				35,000	26.67	302,835
Ross Anker		105,000	210,000	—

(1)	For a discussion of the payout opportunities under our short-term cash incentive plan for the 2016 Fiscal Year, see above under “—Determination of Executive Officer Compensation—Annual Cash Incentives.” Actual amounts paid to each of our NEOs is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.
(2)	The annual incentive opportunity with respect to the Adjusted EBITDA component of each NEO’s annual bonus is uncapped.
(3)	Reflects stock options granted under the Omnibus Incentive Plan, which vest in four equal installments on each of the first through fourth anniversaries from the grant date.
(4)	Reflects the aggregate grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718, modified to exclude the effect of estimated forfeitures. See Note 6, “Employee Benefit and Stock Incentive Plans,” to the financial statements in our annual report on Form 10-K for the 2016 Fiscal Year filed with the SEC on March 15, 2017 for a discussion of the relevant assumptions used in calculating these amounts.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Material Terms of Employment Arrangements

On April 21, 2014, the Company entered into an employment agreement with Mr. Black. Mr. Black’s employment agreement provides for his employment at-will, and he may be terminated at any time by either party. Under his agreement, Mr. Black is entitled to a base salary and is eligible for payment of an annual cash bonus, with a target amount equal to 125% of his base salary. Mr. Black received a signing bonus of $500,000 in connection with his entering into the employment agreement. The signing bonus was subject to repayment in the event Mr. Black voluntarily terminated his employment or the Company terminated his employment for cause prior to the 18 month anniversary of the commencement of his employment.

The Company has entered into an offer letter with each of Messrs. Convers, Brisendine and Anker in connection with their employment. Under their offer letters, each of Messrs. Convers, Brisendine and Anker is entitled to a base salary and is eligible for payment of an annual cash bonus, with a target amount equal to 50% of his base salary, subject to meeting performance goals set annually. As discussed above under “—Determination of Executive Officer Compensation—Annual Cash Incentives”, Mr. Anker’s target bonus was increased to 60% of his base salary in connection with the expansion of his responsibilities and his performance. In addition, Mr. Convers’ 2014 bonus and Mr. Brisendine’s 2015 bonus was guaranteed to be paid, on a pro rata basis for the period of his service in 2014 and 2015, respectively, at the target level (50% of his salary), in the case of Mr. Convers, and at the stretch level (75% of his salary), in the case of Mr. Brisendine. Each of Messrs. Convers and Brisendine also received a signing bonus of $70,000 in connection with their commencement of employment, subject to repayment in the event he voluntarily terminated his employment or if the Company terminated his employment for cause or misconduct prior to the one year anniversary of the commencement of his employment. Each of Messrs. Convers, Brisendine and Anker is also entitled to participate in employee benefit and welfare plans available to other members of senior management.

Mr. Black’s employment agreement also specifies the payments and benefits to which he is entitled upon a termination of employment for specified reasons. In addition, each of Messrs. Brisendine, Guthrie, Convers and Anker has a severance agreement, which specifies the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons. For more information on the severance benefits provided in the employment agreements and the separation benefits agreements, including the definition of a change in control, cause and good reason, and the estimated value of benefits to the NEOs under the employment agreements applicable to them upon a change in control or the termination of their employment as of January 1, 2017, see “Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control.”

Options Granted During 2014 and 2015 under the Stock Incentive Plan

The Stock Incentive Plan and an employee stock option agreement govern each grant of stock options to our NEOs during 2014 and 2015 and provide, among other things, the vesting provisions of the options and the option term. Options granted under the Stock Incentive Plan generally vest in five equal annual installments, subject to the recipient’s continued employment, and have a term of ten years. In the event an executive’s employment is terminated due to death or disability, the remaining options will immediately vest. In the case of a termination for “cause” (as defined in the Stock Incentive Plan), all of an executive’s options, whether vested or unvested, will be canceled effective upon the executive’s termination of employment. Following a termination of an executive’s employment other than for “cause,” vested options granted under the Stock Incentive Plan are canceled unless the executive exercises the options within 90 days (or 180 days if the termination was due to death, disability or retirement after age 65) or, if sooner, prior to the options’ normal expiration date. For more detail on the Stock Incentive Plan, see above under “—Determination of Executive Officer Compensation—Long-Term Incentives.”

Options Granted During 2016 under the Omnibus Incentive Plan

The Omnibus Incentive Plan and an employee stock option agreement govern the grant of stock options to Mr. Brisendine during 2016 and provide, among other things, the vesting provisions of the options and the option term. Options granted during 2016 under the Omnibus Incentive Plan generally vest in four equal annual installments, subject to the recipient’s continued employment, and have a term of ten years. In the event an executive’s employment is terminated other than for “cause” (as defined in the Omnibus Incentive Plan), a pro-rated amount of options that would have vested at the next anniversary of the grant date (if any) would vest. Following a termination of an executive’s employment other than for “cause,” vested options granted in 2016 under the Omnibus Incentive Plan are canceled unless the executive exercises the options (i) within 90 days, (ii) within one year if the termination was due to death or disability (iii) within three years in case of retirement or, if sooner, (iv) prior to the options’ normal expiration date. In the case of a termination for “cause” (as defined in the Omnibus Incentive Plan), all of an executive’s options, whether vested or unvested, will be canceled effective upon the executive’s termination of employment.

Outstanding Equity Awards at Fiscal Year End 2016

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(5)	Option Expiration Date
Doug Black	05/19/14	557,668	(1)	371,780	(1)	5.50	05/19/24
John Guthrie	05/19/14	62,737	(1)	41,826	(1)	5.50	05/19/24
	09/30/14	62,737	(1)	41,826	(1)	5.50	09/30/24
Pascal Convers	09/30/14	125,475	(1)	83,651	(1)	5.50	09/30/24
Briley Brisendine	09/08/15	17,427	(2)	69,709	(2)	12.84	09/08/25
	05/12/16	—		35,000	(3)	26.67	05/12/26
Ross Anker	01/09/15	41,825	(4)	167,301	(4)	7.07	01/06/25

(1)	The options granted under the Stock Incentive Plan vest in five equal installments on each of the first through fifth anniversaries from December 23, 2013.
(2)	The options granted under the Stock Incentive Plan vest in five equal installments on each of the first through fifth anniversaries of the date of grant.
(3)	The options granted under the Omnibus Incentive Plan vest in four equal installments on each of the first through fourth anniversaries of the date of grant.
(4)	The options granted under the Stock Incentive Plan vest in five equal installments on each of the first through fifth anniversaries of the date of grant.
(5)	Option exercise prices for options granted prior to April 29, 2016 reflect equitable adjustments by our Board in connection with the declaration and payment of the Special Cash Dividend. For more information about the Special Cash Dividend, see the discussion under the heading “—Elements of Our Executive Compensation Program—Long Term Incentives”.

Potential Payments Upon Termination or Change in Control

Employment Agreement with Mr. Black

Mr. Black’s employment agreement specifies the payments and benefits to which he is entitled upon a termination of employment for specified reasons. Pursuant to his employment agreement, if Mr. Black’s employment is terminated without “cause,” or if he terminates his employment for “good reason,” he is entitled to receive (a) all salary, bonus and benefits earned but unpaid as of the date of termination, (b) severance pay consisting of 18 months of his base salary, (c) his bonus for the year in which his employment terminates based on actual results, (d) an additional amount equal to the bonus for the year in which his employment terminates based on actual results, prorated for the portion of the performance year that Mr. Black had remained employed and (e) continued medical, dental and vision insurance coverage for 18 months at active employee rates (on an after tax-basis). Severance will be paid in monthly installments, except that if Mr. Black is terminated within 12 months after a change in control then his severance will be paid in a lump sum. If Mr. Black is terminated for “cause,” or he voluntarily terminates his employment, or if Mr. Black’s employment is terminated due to death, he is only entitled to receive salary, bonus and benefits earned but unpaid as of the date of termination. If Mr. Black’s employment is terminated due to disability, he is entitled to receive (a) salary, bonus and benefits earned but unpaid as of the date of termination and (b) continued medical, dental and vision insurance coverage for 18 months at active employee rates. Any severance payments payable are conditioned upon to Mr. Black’s execution and non-revocation of a release.

“Cause” is defined in the employment agreement as (i) conviction of, or plea of nolo contendere to, a crime constituting a felony in the U.S. or a specified type of misdemeanor, (ii) willful or grossly negligent failure to perform material duties, (iii) willful material violation of company policy, (iv) material breach of a binding agreement to which he is a party and (v) willful conduct that materially and demonstrably harms the Company or any of its subsidiaries. Notice and cure provisions apply.

“Good Reason” is defined in the employment agreement as (i) a material reduction in base salary, (ii) a material reduction in annual incentive compensation opportunity, (iii) a material reduction in his authority, (iv) a transfer of the executive’s primary workplace to a location more than 50 miles from the Company’s headquarters (v) the failure to elect (or re-elect upon term expiration) him to our Board, the removal of Mr. Black from our Board or (vi) material breach by the Company or any of its subsidiaries of an agreement to which Mr. Black is the counterparty. Notice and cure provisions apply.

Separation Benefits Agreements with Messrs. Guthrie, Convers, Brisendine and Anker

The Company is party to a separation benefits agreement with each of Messrs. Guthrie, Convers, Brisendine and Anker that provide for certain severance benefits in the event of each executive’s termination of employment. Pursuant to the agreements, if the executive’s employment is terminated without “cause,” or if he terminates his employment for “good reason,” he is entitled to receive (a) all salary, bonus and benefits earned but unpaid as of the date of termination, (b) severance pay consisting of 18 months of his base salary, paid in monthly installments (except that if Mr. Brisendine is terminated within 12 months after a change in control then his severance will be paid in a lump sum), (c) an amount equal to his bonus for the year in which his employment terminates based on actual results, prorated for the portion of the performance year that the executive had remained employed, paid at the same time that the Company pays its executive annual bonuses for such fiscal year, and (d) continued medical, dental and vision insurance coverage for 18 months at active employee rates (on an after tax-basis). If the executive’s employment is terminated for “cause,” or the executive voluntarily terminates his employment without “good reason,” or if the executive’s employment is terminated due to death, he is only entitled to receive salary, bonus and benefits earned but unpaid as of the date of termination. If the executive’s employment is terminated due to disability, he is entitled to receive (a) salary, bonus and benefits earned but unpaid as of the date of termination and (b) continued medical, dental and vision insurance coverage for 18 months at active employee rates. Any severance payments payable are conditioned upon the executive’s execution and non-revocation of a release.

“Cause” is defined in the separation benefit agreement as (i) conviction of, or plea of nolo contendere to, a crime constituting a felony in the U.S. or a specified type of misdemeanor, (ii) willful or grossly negligent failure to perform material duties, (iii) willful material violation of company policy, (iv) material breach of a binding agreement to which he is a party and (v) willful conduct that materially and demonstrably harms the Company or any of its subsidiaries. Notice and cure provisions apply.

“Good Reason” is defined in the separation benefit agreement as (i) a reduction in base salary, (ii) a reduction in annual incentive compensation opportunity that is not offset with other increases in compensation, (iii) a material reduction in his authority, (iv) a material reduction in his aggregate welfare benefits, (v) a transfer of the executive’s primary workplace to a location more than 30 miles from the Company’s headquarters or (vi) material breach by the Company or any of its subsidiaries of an agreement to which the executive is the counterparty. Notice and cure provisions apply.

Accelerated Vesting of Options on Certain Terminations of Employment or a Change in Control

Stock Incentive Plan. If a NEO’s employment is terminated as a result of the NEO’s death or disability, then the unvested options held by the NEO at the time of his or her death or disability will accelerate and become vested. Upon a termination for cause, all of the NEO’s options, whether vested or unvested, are forfeited. Upon a termination for any other reason, all unvested options will be forfeited.

If we undergo a “change in control,” as defined below, stock options granted under the Stock Incentive Plan will generally accelerate and be cancelled in exchange for a cash payment equal to the change in control price per share minus the exercise price of the applicable option, unless the Compensation Committee elects to provide for alternative awards in lieu of cancellation and payment.

Under the Stock Incentive Plan, a “change in control” is generally defined as the first to occur of the following events:

•	the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of more than 50% of the combined voting power of our then outstanding voting securities, other than any such acquisition by us, any of our subsidiaries, any employee benefit plan of ours or any of our subsidiaries, or by the CD&R Investor (or its affiliates or successors), or any affiliates of any of the foregoing;

•	the merger, consolidation or other similar transaction involving us, as a result of which both (x) persons who were our stockholders immediately prior to such merger, consolidation, or other similar transaction do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company, and (y) any or all of the CD&R Investor and its affiliates and successors (individually or collectively) do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

•	within any 12-month period, the persons who were our directors at the beginning of such period (called “incumbent directors”) cease to constitute at least a majority of our Board, except that any director elected or nominated for election to the Board by a majority of the incumbent directors then still in office is deemed to be an incumbent director for these purposes; or

•	the sale, transfer or other disposition of all or substantially all of our assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of ours.

Omnibus Incentive Plan. In the event of the NEO’s termination of employment by reason of death, disability or retirement, or upon a termination without cause, options granted during 2016 under the Omnibus Incentive Plan will vest in an amount equal to the number of options that would have vested on the next scheduled vesting date, had he remained employed through such vesting date, multiplied by a fraction, (x) the numerator of which is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) and (y) the denominator is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) through such next vesting date.

If we undergo a “change in control,” as defined below, no vesting or cancellation of awards granted under the Omnibus Incentive Plan will occur if awards are assumed and/or replaced in the change in control with substitute awards having the same or better terms and conditions, provided that any substitute awards must fully vest on a participant’s involuntary termination of employment without “cause” or voluntary termination with “good reason,” in each case occurring within one year following the date of the change in control. If the Compensation Committee determines that substitute awards will not be provided in the change in control, all outstanding awards would fully vest and be cancelled for the same per share payment made to the stockholders in the change in control (less, in the case of options and SARs, the applicable exercise or base price). The Compensation Committee has the ability to prescribe different treatment of awards in the award agreements.

Under the Omnibus Incentive Plan, a “change in control” is generally defined as the first to occur of the following events:

•	any transaction that results in the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of more than 50% of the combined voting power of our then outstanding voting securities, other than any such acquisition by us, any of our subsidiaries, any employee benefit plan of ours or any of our subsidiaries, or by the CD&R Investor (or its affiliates or successors), or any affiliates of any of the foregoing;

•	within any 12-month period, the persons who were our directors at the beginning of such period (called “incumbent directors”) cease to constitute at least a majority of our Board, except that any director elected or nominated for election to the Board by a majority of the incumbent directors then still in office is deemed to be an incumbent director for these purposes; or

•	the sale, transfer or other disposition of all or substantially all of our assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of ours.

Our initial public offering did not constitute a change in control for purposes of the equity plans.

Summary of Potential Payments Upon Termination of Employment or Upon the Occurrence of a Change in Control

The following table shows the estimated value of benefits to Messrs. Black, Guthrie, Convers, Brisendine and Anker if their employment had been terminated under the various circumstances described below as of January 1, 2017, or upon the occurrence of a change in control. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried associates), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried associates), and the value of equity awards that were vested by their terms as of January 1, 2017. For a description of the definition of “cause” and the timing of the payments please see “Potential Payments Upon Termination or Change in Control – Employment Agreement with Mr. Black” and “Potential Payments Upon Termination or Change in Control – Separation Benefits Agreements with Messrs. Guthrie, Convers, Brisendine and Anker”, above.

	Without Cause/ For Good Reason (No CIC) ($)		Without Cause/ For Good Reason (In connection with CIC) ($)		Death/Disability ($)		Retirement ($)		CIC (No Termination) ($)
Doug Black(1)
Severance Pay (base salary and bonus components)	1,925,000		1,925,000		—		—		—
Employer-Paid COBRA(2)	22,228		22,228		22,228		—		—
Value of Option Acceleration(3)	0		10,867,129	(6)	10,867,129	(4)	—		10,867,129	(6)
Total	1,947,228		12,814,357		10,889,357		—		10,867,129

John Guthrie(1)
Severance Pay (base salary and bonus components)	450,000		450,000		—		—		—
Employer-Paid COBRA(2)	21,598		21,598		21,598		—		—
Value of Option Acceleration(3)	—		2,445,148	(6)	2,445,148	(4)	—		2,445,148	(6)
Total	471,598		2,916,746		2,466,746		—		2,445,148

Pascal Convers(1)
Severance Pay (base salary and bonus components)	480,000		480,000		—		—		—
Employer-Paid COBRA(2)	15,155		15,155		15,155		—		—
Value of Option Acceleration(3)	—		2,445,119	(6)	2,445,119	(4)	—		2,445,119	(6)
Total	495,155		2,940,274		2,460,274		—		2,445,119

Briley Brisendine(1)
Severance Pay (base salary and bonus components)	540,000		540,000		—		—		—
Employer-Paid COBRA(2)	21,598		21,598		21,598		—		—
Value of Option Acceleration(3)	45,209	(5)	1,808,030	(6)(7)	1,571,139	(4)(5)	45,209	(5)	1,808,030	(6)(7)
Total	606,807		2,369,628		1,592,737		45,209		1,808,030

Ross Anker(1)
Severance Pay (base salary and bonus components)	525,000		525,000		—		—		—
Employer-Paid COBRA(2)	21,598		21,598		21,598		—		—
Value of Option Acceleration(3)	—		4,627,546	(6)	4,627,546	(4)	—		4,627,546	(6)
Total	546,598		5,174,144		4,649,144		—		4,627,546

(1)	Prorata bonus is not included in this table because, assuming a termination of employment on January 1, 2017, the performance period with respect to the 2016 Fiscal Year was complete and the NEO would have been employed for the full performance period.
(2)	Represents Company-paid COBRA for medical, dental and vision coverage based on COBRA 2016 rates.
(3)	Represents the value of unvested stock options that vest upon the designated event. Stock options are valued based upon the closing price of our common stock on the NYSE on December 30, 2016, the last trading day in our 2016 Fiscal Year ($34.73).
(4)	In the event of the NEO’s termination of employment by reason of his death or disability, options granted under the Stock Incentive Plan will become fully vested.
(5)	In the event of the NEO’s termination of employment by reason of death, disability or retirement, or upon a termination without cause, options granted under the Omnibus Incentive Plan will vest in an amount equal to the number of options that would have vested on the next scheduled vesting date, had the NEO remained employed through such vesting date, multiplied by a fraction, (x) the numerator of which is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) through the termination date and (y) the denominator is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) through such next vesting date.
(6)	In the event of a change in control, options granted under the Stock Incentive Plan will become fully vested.
(7)	In the event of a change in control, options granted under the Omnibus Incentive Plan will become fully vested, provided that such options are not assumed or substituted for in connection with the change in control.

Director Compensation

Prior to the completion of our initial public offering, directors who were employed by us or affiliated with the CD&R Investor or Deere were not entitled to receive any fees for serving as a member of our Board.

In connection with our initial public offering, our Board adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. Under this policy, all non-employee directors are entitled to cash compensation as set forth below, payable in arrears on a quarterly basis:

Annual Retainer
Board of Directors:
All non-employee members	$50,000
Audit Committee:
Chairperson	$25,000
Non-Chairperson members	$12,500
Compensation Committee:
Chairperson	$20,000
Non-Chairperson members	$10,000
Nominating and Corporate Governance Committee:
Chairperson	$15,000
Non-Chairperson members	$7,500

Each non-employee director has the right to elect to receive all or a portion of his or her annual cash retainer in the form of fully-vested deferred stock units using the fair market value of a share of the Company’s common stock on the payment date subject to deferral requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Under the policy, on the date of each annual meeting of our stockholders, each continuing non-employee director is eligible to receive a prospective equity award for the coming year of service with a grant date fair value of $80,000 in the form of fully vested deferred stock units. The deferred stock units are granted to our non-employee directors under the Omnibus Incentive Plan on a fully vested basis but will not settle into the Company’s common stock until after the director receiving the grant has ceased to serve as a non-employee director on our Board or a change in control.

Each non-employee director who was serving on the Board on the closing date of our initial public offering received a full year’s equity compensation for 2016, and a full quarter’s cash compensation for the quarter during which the initial public offering closed and subsequent quarters for the year, with such cash compensation paid in arrears. This equity award was granted on the closing date of the initial public offering, using the closing price of a share of the Company’s common stock on the closing date of the initial public offering.

Each of Messrs. Giuriceo, Wasserman, Pressler, each of whom is employed by or affiliated with CD&R, and each of Messrs. Robinson and Lagemann, each of whom is employed by Deere, assigned all of the compensation he received for his services as a director to CD&R or one of its affiliates or to Deere or one of its affiliates, respectively.

We have also agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

Director Compensation for Fiscal Year 2016

The following table summarizes the compensation paid to our non-employee directors for the year ended January 1, 2017.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Total ($)
William W. Douglas III	56,250		80,000	136,250
Kenneth A. Giuriceo	46,875	(1)	80,000	126,875
Jeri L. Isbell	16,875		49,534	66,409
John Lagemann	43,125		80,000	123,125
Paul S. Pressler	58,125	(1)	80,000	138,125
Wes Robinson	45,000		80,000	125,000
David H. Wasserman	56,250	(1)	80,000	136,250
Jack L. Wyszomierski	46,875		80,000	126,875

(1)	Each of Messrs. Messrs. Giuriceo, Wasserman and Pressler elected to receive 100% of his cash compensation in the form of deferred stock units and, accordingly, received 1,344, 1,613 and 1,667 respectively, deferred stock units as payment for his cash compensation.
(2)	Reflects the grant date fair value of 2,861 deferred stock units granted on May 17, 2016 to each of Messrs. Douglas and Wyzomierski, each of whom was serving on the Board on the closing date of our initial public offering and 1,369 deferred stock units granted to Ms. Isbell on October 3, 2016 in connection with her appointment to the Board. The grant date fair value of the deferred stock units is computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions, determined by dividing the grant value by the closing price of our common stock on the grant date. At January 1, 2017, Ms. Isbell held 1,369 deferred stock units and Messrs. Douglas and Wyszomierski held 2,861 deferred stock units. Each of Messrs. Giuriceo, Wasserman and Pressler assigned all of his deferred stock units to CD&R. Each of Messrs. Robinson and Lagemann assigned all of his deferred stock units to Deere or one of its affiliates.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2016 were Mr. Pressler, former director John Lagemann, Mr. Wasserman and Ms. Isbell. Messrs. Pressler and Wasserman are principals of CD&R, and

Mr. Lagemann is an officer of Deere. No member of the Compensation Committee is or at any time has been an officer or employee of the Company or any of its subsidiaries. See “General Information—Certain Relationships and Related Party Transactions” for a discussion of agreements between the Company, the CD&R Investor and Deere. None of our executive officers serves or has served on the compensation committee or the board of directors of another entity which had an executive officer serving on our compensation committee.

Pursuant to the amended stockholders agreement with the Company, the CD&R Investor is currently entitled to nominate (or cause to be nominated) two of the Company’s directors and Deere is entitled to nominate (or cause to be nominated) one of the Company’s directors. See “General Information—Certain Relationships and Related Party Transactions” below for additional information.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information, as of January 1, 2017, about the amount of common shares to be issued upon the exercise of outstanding options and settlement of restricted stock units (“RSUs”) and deferred Stock Units (“DSUs”) granted under the Omnibus Incentive Plan and the Stock Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by shareholders	3,207,635	7.98	1,748,464
Equity compensation plans not approved by shareholders	—	—	—

Total	3,207,635	7.98	1,748,464

(1)	Includes 3,162,642 stock options, 18,973 RSUs and 26,020 DSUs granted to officers and directors pursuant to the Omnibus Incentive Plan and the Stock Incentive Plan.

AUDIT MATTERS

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP audited our consolidated financial statements for the year ended January 1, 2017. As discussed below, our Audit Committee, which has sole and direct responsibility for the appointment, compensation, oversight, evaluation, retention and termination of any independent registered public accounting firm engaged by the Company, considers Deloitte & Touche to be well qualified and has appointed Deloitte & Touche as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2017.

This proposal asks you to ratify the Audit Committee’s appointment of Deloitte & Touche as our independent registered public accounting firm. Although we are not required to obtain such ratification from our stockholders, the Board believes it is sound corporate governance practice to do so.

As in prior years, the Audit Committee, along with senior management and the Company’s internal auditor, reviewed Deloitte & Touche’s 2016 performance as part of its consideration of whether to re-appoint Deloitte & Touche as our independent registered public accounting firm. As part of this review, the Audit Committee considered, among other things:

•	the length of time that Deloitte & Touche has served as our independent registered accounting firm;

•	the breadth and complexity of our business and its national footprint and the resulting demands placed on the auditing firm;

•	external data and management’s perception relating to the depth and breadth of Deloitte & Touche’s auditing qualification and experience;

•	the quantity and quality of Deloitte & Touche’s staff and national reach;

•	the communication and interaction with our Deloitte & Touche team over the course of the prior year; and

•	the potential impact of changing our independent registered public accounting firm.

The Audit Committee recognized the ability of Deloitte & Touche to provide both the necessary expertise to audit our business and the matching national footprint to audit the Company nationwide, as well as other factors, including the policies that Deloitte & Touche follows with respect to the rotation of its key audit personnel so that there is a new partner-in-charge at least every five years. The Audit Committee is involved in the selection of the new partner-in-charge of the audit engagement when there is a rotation.

Based on the results of its review, the Audit Committee concluded that Deloitte & Touche is independent and objective and that it is in the best interests of the Company and its stockholders to appoint Deloitte & Touche to serve as the Company’s independent registered accounting firm for 2017. Consequently, the Audit Committee has appointed Deloitte & Touche as the Company’s independent registered public accounting firm for 2017, and the Board is recommending that the Company’s stockholders ratify this appointment.

If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche but may, nonetheless, retain Deloitte & Touche as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Company and its stockholders.

A representative of Deloitte & Touche is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions by stockholders.

The sections below provide information relevant to the Audit Committee’s selection of Deloitte & Touche.

Required Vote

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present, either in person or by proxy, at the Annual Meeting.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017.

AUDIT COMMITTEE MATTERS

Fees Paid to Deloitte & Touche

The following table presents, for 2016 and 2015, fees billed to the Company by Deloitte & Touche for the audit of our annual financial statements, audit-related services, tax services and all other services. All services provided by Deloitte & Touche were approved by the Audit Committee in conformity with the Audit Committee’s pre-approval policy discussed below.

	2016	2015
Audit fees(1)	$1,338,397	$1,156,485
Audit-related fees(2)	$1,029,474	$984,478
Tax fees(3)	$—	$—
All other fees(4)	$2,600	$2,600

Total Fees	$2,370,471	$2,143,563

(1)	Audit fees are fees we paid Deloitte & Touche for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of the financial statements included in our Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings.
(2)	Audit-related fees for 2016 were in conjunction with the initial and secondary public offerings. Audit-related fees for 2015 were in conjunction with the Form S-1 Registration Statement.
(3)	Tax fees are fees for tax compliance, tax advice and tax planning.
(4)	All other fees are fees for any products and services provided by Deloitte & Touche not included in the first three categories.

Fees paid to Deloitte & Touche in 2016 increased from 2015 primarily due to additional services performed by Deloitte & Touche related to our initial public offering which was completed in May 2016.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and non-audit services to be performed for the Company by its independent registered public accounting firm and the related fees. Audit Committee pre-approval is required in order to help assure that the services provided by the independent registered public accounting firm do not impair the registered public accounting firm’s independence from the Company.

In compliance with rules of the SEC and the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Audit Committee has established a pre-approval policy that requires the pre-approval of all services to be performed by the independent registered public accounting firm. Services provided by the independent registered public accounting firm must be approved by the Audit Committee on a case by case basis unless such services fall within a detailed list of pre-approved audit, audit-related and tax services and related fee limitations set forth in the pre-approval policy. The Audit Committee may also grant pre-approval to those permissible non-audit services classified as all other services that it believes are routine or recurring services and would not impair the independence of the independent registered public accounting firm. The independent registered public accounting firm may be considered for other services not specifically approved as audit, audit-related and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent registered public accounting firm.

All of the services performed by Deloitte & Touche during 2016 and 2015 were approved in advance by the Audit Committee pursuant to the pre-approval policy.

Report of the Audit Committee

The primary purposes of the Audit Committee are: (a) to assist the Board in overseeing (i) the quality and integrity of the Company’s financial statements, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm, (iii) the performance of the Company’s internal audit function and (iv) the Company’s compliance with legal and regulatory requirements; and (b) to prepare the report of the Committee required to be included in the Company’s annual proxy statement under the rules of the SEC.

The Audit Committee’s responsibilities include appointing and retaining the independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee’s function is more fully described in its charter, which is available on our website at http://investors.siteone.com/corporate-governance.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, maintaining a system of internal control and having appropriate accounting and financial reporting principles and policies. The Company’s independent registered public accounting firm, Deloitte & Touche, is responsible for planning and carrying out an audit of the Company’s consolidated financial statements and an audit of the Company’s internal control over financial reporting in accordance with the rules of the PCAOB and for expressing an opinion as to the consolidated financial statements’ conformity with U.S. generally accepted accounting principles (“GAAP”) and as to the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes.

As part of the oversight process, the Audit Committee met throughout the year with Deloitte & Touche, senior management of the Company and the Company’s internal auditor, both together and separately in closed sessions. In the course of fulfilling its oversight responsibilities, the Audit Committee did, among other things, the following in 2016:

•	reviewed the scope of and overall plans for the annual audit and the internal audit program;

•	reviewed and discussed with management and Deloitte & Touche the Company’s consolidated financial statements for the year ended January 1, 2017 and the quarters ended April 3, 2016, July 3, 2016 and October 2, 2016;

•	reviewed and discussed with management and Deloitte & Touche the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and the clarity of the disclosures in the financial statements;

•	reviewed and discussed with management and Deloitte & Touche the critical accounting policies applied by the Company in the preparation of its financial statements;

•	reviewed management’s representations that the Company’s consolidated financial statements were prepared in accordance with GAAP and present fairly the results of operations and financial position of the Company;

•	discussed with Deloitte & Touche the matters required by Statement of Auditing Standards No. 1301: “Communications With Audit Committees;”

•	received the written disclosures and letter from Deloitte & Touche required by the applicable requirements of the PCAOB regarding Deloitte & Touche’s communication with the Audit Committee concerning independence and discussed with Deloitte & Touche its independence;

•	reviewed and evaluated the performance and quality of Deloitte & Touche and its lead audit partner in the Audit Committee’s determination to recommend the retention of Deloitte & Touche, including by assessing the performance of Deloitte & Touche from the perspective of the Audit Committee and from the perspective of senior management and the internal auditor;

•	oversaw the fee negotiations associated with Deloitte & Touche’s audit engagement and approved the terms of the audit engagement letter;

•	reviewed and pre-approved all fees paid to Deloitte & Touche;

•	considered whether the provision of non-audit services to the Company by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence;

•	consulted with management and Deloitte & Touche with respect to the Company’s processes for risk assessment and risk mitigation;

•	reviewed the Company’s processes for monitoring compliance with the law and Company policies and codes of conduct and ethics;

•	monitored the “hotline” reporting system implemented to provide an anonymous complaint reporting procedure;

•	reviewed the performance, responsibilities, budget and staffing of the Company’s internal audit function; and

•	reviewed new accounting standards applicable to the Company with the Company’s Chief Financial Officer, internal audit department and Deloitte & Touche.

Based on the foregoing review and discussions described in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2017.

Audit Committee

William (Bill) W. Douglas, III (Chair)
Kenneth A. Giuriceo
Jack L. Wyszomierski

GENERAL INFORMATION

STOCK OWNERSHIP

The following table sets forth information as of March 17, 2017 with respect to the ownership of our common stock by:

•	each person known to own beneficially more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on approximately 39,585,917 shares of our common stock outstanding as of March 17, 2017.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076.

Name of Beneficial Owner	Shares Beneficially Owned	Percent
CD&R Landscapes Holdings, L.P.(1)	11,046,541	27.9%
Deere & Company(2)	5,889,341	14.9%
Paul S. Pressler(3)	—	—
Kenneth A. Giuriceo(3)	—	—
David H. Wasserman(3)	—	—
Wes Robinson(4)	—	—
W. Roy Dunbar(5)	412	*
William W. Douglas, III(5)	7,861	*
Michael J. Grebe(7)	—	—
Jeri L. Isbell(5)	1,369	*
Jack L. Wyszomierski(5)	7,861	*
Doug Black(6)	952,221	2.4%
John Guthrie(6)	163,328	*
Pascal Convers(6)	222,433	*
Briley Brisendine(6)	61,122	*
Ross Anker(6)	142,931	*
All current directors and executive officers as a group (15 persons)(6)	1,576,372	4.0%

*	Less than one percent.

(1)	CD&R Associates VIII, Ltd. (“CD&R Holdings GP”), as general partner of CD&R Landscapes Holdings, L.P., CD&R Associates VIII, L.P., as the sole stockholder of CD&R Associates VIII, Ltd., and CD&R Investment Associates VIII, Ltd., as the general partner of CD&R Associates VIII, L.P., may each be deemed to beneficially own the shares of the Company’s common stock. Each of CD&R Holdings GP, CD&R Associates VIII, L.P. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares of the Company’s common stock in which CD&R Landscapes Holdings, L.P. has beneficial ownership. CD&R Investment Associates VIII, Ltd. is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VIII, Ltd., may be deemed to share beneficial ownership of the shares of the Company’s common stock in which CD&R Landscapes Holdings, L.P. has beneficial ownership. Such persons expressly disclaim such beneficial ownership. Investment and voting decisions with respect to the shares of the Company’s common stock held by CD&R Landscapes Holdings, L.P. are made by an investment committee of limited partners of CD&R Associates VIII, L.P., currently consisting of more than ten individuals (the “Investment Committee”). The CD&R investment professionals who have effective voting control of the Investment Committee are Michael G. Babiarz, Vindi Banga, James G. Berges, John C. Compton, Kevin J. Conway, Russell P. Fradin, Thomas C. Franco, Kenneth A. Giuriceo, Donald J. Gogel, Jillian Griffiths, Marco Herbst, John Krenicki, Jr., David A. Novak, Paul S. Pressler, Ravi Sachdev, Christian Rochat, Richard J. Schnall, Nathan K. Sleeper, Sonja Terraneo and David H. Wasserman. All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by CD&R Landscapes Holdings, L.P. The address for each of CD&R Landscapes Holdings, L.P., CD&R Holdings GP, CD&R Associates VIII, L.P., and CD&R Investment Associates VIII, Ltd is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.
(2)	Includes a total of 5,722 DSUs granted to Messrs. Lagemann and Robinson for Board service that were immediately vested upon grant and assigned to Deere. The address for Deere & Company is One John Deere Place, Moline, Illinois 61265.
(3)	Does not include common stock beneficially owned by the CD&R Investor. Messrs. Pressler, Giuriceo and Wasserman are directors of SiteOne Landscape Supply, Inc. Messrs. Pressler, Giuriceo, and Wasserman are partners of CD&R. Each of them has assigned their compensation for Board service to CD&R. They expressly disclaim beneficial ownership of the shares beneficially owned by the CD&R Investor. The address for each of Messrs. Pressler, Giuriceo and Wasserman is c/o Clayton, Dubilier & Rice LLC, 375 Park Avenue, New York, New York 10152.
(4)	Does not include common stock beneficially owned by Deere. Mr. Robinson is an executive officer of Deere. He has assigned his compensation for Board service to Deere. He expressly disclaims beneficial ownership of the shares beneficially owned by Deere. The address for Mr. Robinson is c/o Deere & Company, One John Deere Place, Moline, Illinois 61265.
(5)	Includes DSUs granted to the directors for Board service that were immediately vested upon grant: Mr. Dunbar, 412 DSUs (prorated for 2017 based on his joining the board on March 3, 2017); Mr. Douglas, 2,861 DSUs; Ms. Isbell, 1,369 DSUs; and Mr. Wyszomierski, 2,861 DSUs.
(6)	Includes shares which the current executive officers have the right to acquire prior to May 16, 2017 through the exercise of stock options: Mr. Black, 557,668; Mr. Guthrie, 125,474; Mr. Convers, 125,475; Mr. Brisendine, 26,177; and Mr. Anker, 83,650. All current executive officers as a group have the right to acquire 930,062 shares prior to May 16, 2017 through the exercise of stock options.
(7)	Mr. Grebe was appointed to the board on March 23, 2017, after the determination date for this beneficial ownership table and therefore his DSU grant of 258 DSUs was made after the determination date and does not appear in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish copies of such reports to the Company. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the 2016 Fiscal Year, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board of Directors has approved policies and procedures with respect to the review and approval of certain transactions between us and a “related person,” or a “related person transaction,” which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, the Board of Directors, acting through the Nominating and Corporate Governance Committee, must review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee must then review and decide whether to approve any Related Person Transaction.

For the purposes of the Related Person Transaction Policy, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect interest.

A “related person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Preferred Stock

The CD&R Investor previously held 216,789 shares of Preferred Stock, which it converted into shares of common stock on May 16, 2016. Pursuant to the terms of the Preferred Stock, we paid to the CD&R Investor in-kind dividends on January 31, 2014, April 30, 2014, July 31, 2014, October 31, 2014, February 2, 2015, April 30, 2015, July 31, 2015 and November 2, 2015 and cash dividends on February 1, 2016 and May 2, 2016, in each case at a rate of 12% per annum.

Special Cash Dividend

On April 29, 2016, prior to the completion of our initial public offering in May 2016, we declared and paid a special cash dividend of $176.0 million, $172.6 million of which was paid to the CD&R Investor and Deere in proportion to their ownership interests. The CD&R Investor and Deere received approximately $112.4 million and $60.2 million, respectively.

Stockholders Agreement

In connection with our initial public offering, we entered into the amended stockholders agreement with the CD&R Investor and Deere. The amended stockholders agreement grants the CD&R Investor the right to designate for nomination for election to our Board of Directors a number of CD&R Designees equal to:

•	at least 33% of the total number of directors comprising our Board of Directors as long as the CD&R Investor owns at least 30% of the outstanding shares of our common stock;

•	at least 20% of the total number of directors comprising our Board of Directors as long as the CD&R Investor owns at least 15% but less than 30% of the outstanding shares of our common stock; and

•	at least 10% of the total number of directors comprising our Board of Directors as long as the CD&R Investor owns at least 5% but less than 15% of the outstanding shares of our common stock.

The amended stockholders agreement grants Deere the right to designate for nomination for election to our Board of Directors a number of Deere Designees equal to:

•	at least 20% of the total number of directors comprising our Board of Directors as long as Deere owns at least 15% of the outstanding shares of our common stock; and

•	at least 10% of the total number of directors comprising our Board of Directors as long as Deere owns at least 5% but less than 15% of the outstanding shares of our common stock.

For purposes of calculating the number of CD&R Designees and Deere Designees that the CD&R Investor and Deere, respectively, are entitled to nominate pursuant to the formulas outlined above, any fractional amounts will be rounded up to the nearest whole number and the calculation will be made on a pro forma basis after taking into account any increase in the size of our Board of Directors.

With respect to any vacancy of a CD&R-designated director or a Deere-designated director, the CD&R Investor and Deere, as applicable, have the right to designate a new director for election by a majority of the remaining directors then in office.

The amended stockholders agreement provides that a CD&R Designee will serve as the Chairman of our Board of Directors as long as the CD&R Investor owns at least 25% of the outstanding shares of our common stock.

The amended stockholders agreement also grants to the CD&R Investor and Deere certain other rights, including specified information and access rights for the CD&R Investor.

Registration Rights Agreement

We are party to a registration rights agreement, or the “Registration Rights Agreement,” with the CD&R Investor and Deere. The Registration Rights Agreement grants to the CD&R Investor, Deere and their respective permitted transferees customary demand registration rights and piggyback registration rights, in each case subject to customary terms and conditions.

Consulting Agreements

Prior to our initial public offering, we and certain affiliated companies (together, the “Landscapes Entities”) were parties to consulting agreements (the “Consulting Agreements”) with each of CD&R and Deere, which the Landscapes Entities entered into in connection with the CD&R Investor’s acquisition of a majority stake in us in December 2013 (the “CD&R Acquisition”).

Pursuant to the Consulting Agreements, CD&R and Deere provided certain financial advisory and management consulting services to us, which we terminated in connection with our initial public offering. Pursuant to the Consulting Agreements, in each of the 2015 Fiscal Year and the 2014 Fiscal Year we paid to CD&R and Deere an aggregate annual fee of $2 million payable in quarterly installments, with $1.3 million payable to CD&R and $0.7 million payable to Deere, and in the 2016 Fiscal Year we paid to CD&R and Deere an aggregate fee of $1 million payable in quarterly installments, with $0.65 million payable to CD&R and $0.35 million payable to Deere. The Consulting Agreements also required the Landscapes Entities to reimburse each of CD&R and Deere for reasonable out-of-pocket expenses incurred in the course of rendering the services under the Consulting Agreements.

In connection with our initial public offering, we entered into termination agreements with the CD&R Investor and Deere pursuant to which the parties agreed to terminate the Consulting Agreements. We paid CD&R and Deere an aggregate fee of approximately $7.5 million to terminate the Consulting Agreements in connection with the consummation of our initial public offering, with $4.88 million paid to CD&R and $2.63 million paid to Deere.

Indemnification Agreements

The Landscapes Entities are parties to separate indemnification agreements with the CD&R Investor and Deere, pursuant to which they each indemnify the CD&R Investor and Deere, and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of the Consulting Agreements and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

In connection with our initial public offering, we entered into indemnification agreements with each of our directors. We have also entered into indemnification agreements with each of Mr. Dunbar, Mr. Grebe and Ms. Isbell. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement rights.

Sales to TruGreen

We sell products to TruGreen Holding Corporation and its subsidiaries (collectively, “TruGreen”), a provider of lawn, tree and shrub care services. Investment funds managed by, or affiliated with, CD&R own a majority of the outstanding capital stock of TruGreen. Net sales to TruGreen included in our statement of operations were $3.9 million, $4.0 million, and $4.3 million for the 2016 Fiscal Year, the 2015 Fiscal Year and the 2014 Fiscal Year, respectively. Accounts receivable from TruGreen included in our consolidated balance sheets were $0.4 million, $0.1 million and $0.5 million as of January 1, 2017, January 3, 2016 and December 28, 2014, respectively.

Deere

We periodically purchase inventory from Deere subsidiaries. Purchases of inventory were $0.0 million, $0.0 million, and $0.5 million for the 2016 Fiscal Year, the 2015 Fiscal Year and the 2014 Fiscal Year, respectively.

We offer a financing plan to our customers through John Deere Financial, f.s.b. (“John Deere Financial”), a wholly-owned subsidiary of Deere, which accounted for less than 5% of our 2016 net sales and of our 2015 Fiscal Year net sales. We pay John Deere Financial a fee related to the financing offered, which was $0.5 million for the 2016 Fiscal Year, $0.3 million for the 2015 Fiscal Year and $0.4 million for the 2014 Fiscal Year.

A predecessor company, John Deere Landscapes LLC (and affiliated entity LESCO, Inc.), had a note receivable from John Deere Canada ULC (formerly John Deere Limited), a wholly-owned Canadian subsidiary of Deere. The note receivable of approximately $6.5 million was paid in full prior to the CD&R Acquisition.

In connection with the CD&R Acquisition, we entered into a Transition Services Agreement (the “TSA”) with Deere. The TSA allowed continuation of administrative services including payroll processing, employee benefit management, tax compliance and other services for a specified term and fee for each service. In aggregate for the 2014 Fiscal Year, we paid Deere $0.3 million under the TSA. No services were provided under the TSA after the 2014 Fiscal Year.

Also in connection with the CD&R Acquisition, a wholly-owned subsidiary of the Company entered into an Intellectual Property Assignment Agreement with Deere, which assigned certain domain names, names and marks to us. The Investment Agreement entered into by the CD&R Investor and Deere in connection with the CD&R Acquisition also provided us the right to use certain of Deere’s trademarks. We stopped using variations on the Deere name and logo on December 31, 2015.

2016 ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report to Stockholders for 2016, which comprises the Company’s Annual Report on Form 10-K for the 2016 Fiscal Year (excluding the exhibits thereto), will be made available to stockholders at the same time as this Proxy Statement. Our 2016 Annual Report and Proxy Statement are posted on our website at http://investors.siteone.com/sec-filings. If any person who was a beneficial owner of the common stock of the Company on March 17, 2017 desires a copy of the Company’s Annual Report on Form 10-K, including the exhibits thereto, the Company will provide such materials without charge upon written request. The request should identify the requesting person as a beneficial owner of the Company’s stock as of March 17, 2017 and should be directed to SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Corporate Secretary. The Company’s Annual Report on Form 10-K, including the exhibits thereto, is also available through the SEC’s web site at http://www.sec.gov.

OTHER BUSINESS

The Board does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named in the enclosed proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

Whether or not you expect to attend the Annual Meeting, please complete, date and sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the Annual Meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR AT THE 2018 ANNUAL MEETING

Stockholders may present proposals for action or submit nominations for election of directors at a future annual meeting only if they comply with the requirements of the proxy rules established by the SEC and our By-laws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2018, the proposal or nomination must be received by us at our principal executive offices no later than December 1, 2017 and must comply with the provisions of SEC Rule 14a-8 and our By-laws. Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2018 but not include it in our proxy materials for the 2018 annual meeting must provide written notice of such proposal to our Secretary at our principal executive offices between January 16, 2018 and February 15, 2018 and comply with the other applicable provisions of our By-laws.

By Order of the Board of Directors,

L. Briley Brisendine
Executive Vice President, General Counsel and Secretary

Tuesday, May 16, 2017

9:00 a.m. Eastern Time

0 SITEONE LANDSCAPE SUPPLY, INC.
Annual Meeting of Stockholders May 16, 2017 9:00 a.m. Eastern Time This proxy is solicited by the board of directors
The stockholder(s) hereby appoint(s) Doug Black and Briley Brisendine, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all of the shares of common stock of SITEONE LANDSCAPE SUPPLY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 a.m. Eastern Time on May 16, 2017, at the Westin Atlanta Perimeter North Hotel, 7 Concourse Parkway NE, Atlanta, Georgia 30328, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the board of directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
(Continued and to be signed on the reverse side.)
1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF
SITEONE LANDSCAPE SUPPLY, INC.
May 16, 2017
GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Proxy Statement & Notice are available at http://www.astproxyportal.com/ast/20730
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
20430403000000001000 3 051617
The board of directors recommends you vote FOR each of the following nominees, FOR advisory proposal 2, for EVERY YEAR on advisory proposal 3 and FOR proposal 4. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
FOR AGAI1. Election of Directors:NST
NOMINEES:
FOR ALL NOMINEES O O William Michael (Bill) J. Grebe W. Douglas, III
WITHHOLD AUTHORITY O Jeri L. Isbell
FOR ALL NOMINEES O David H. Wasserman
FOR (See ALL instructions EXCEPT below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here: 2. Advisory vote to approve executive compensation.
3. Advisory vote on the frequency of future advisory votes to approve executive compensation.
4. Ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the year ending December 31, 2017.
Note: In addition, the Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. FOR AGAINST ABSTAIN
FOR ALL NOMINEES
WITHHOLD AUTHORITY
FOR ALL NOMINEES
FOR ALL EXCEPT
(See instructions below)
NomiNees: MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.
Every 2 years Every 3 years ABSTAIN
Every Year To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
FOR AGAINST ABSTAINSignature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SITEONE ANNUAL LANDSCAPE MEETING OF STOCKHOLDERS SUPPLY, OF INC. May 16, 2017 PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.
important Notice Regarding the Availability of Proxy materials for the Annual meeting:
The Annual Report and Proxy Statement & Notice
are available at http://www.astproxyportal.com/ast/20730
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20430403000000001000 3 051617The board of directors recommends you vote FoR each of the following nominees, FoR advisory proposal 2, for eVeRY YeAR on advisory proposal 3 and FoR proposal 4.
PLeAse siGN, DATe AND ReTURN PRomPTLY iN THe eNCLoseD eNVeLoPe. PLeAse mARK YoUR VoTe iN BLUe oR BLACK iNK As sHoWN HeRe
NOMINEES:
FOR ALL NOMINEES O O William Michael (Bill) J. Grebe W. Douglas, III
WITHHOLD AUTHORITY O Jeri L. Isbell
FOR ALL NOMINEES O David H. Wasserman
FOR (See ALL instructions EXCEPT below)
1. Election of Directors:
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
2. Advisory vote to approve executive compensation.
3. Advisory vote on the frequency of future advisory votes to approve executive compensation.
4. Ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the year ending December 31, 2017.
Note: In addition, the Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
FOR AGAINST ABSTAIN
Every 2 years Every 3 years ABSTAIN Every year
FOR AGAINST ABSTAIN
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.